         indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Exhibit 16(b)(i)

Execution Version

Intersnack Group GmbH & Co. KG

as Company

and

COMMERZBANK Aktiengesellschaft

Landesbank Baden-Württemberg

as Arrangers

COMMERZBANK Aktiengesellschaft

as Facility Agent

TERM FACILITY AGREEMENT

26. Fees	100

27. Indemnities	102

28. Expenses	103

29. Amendments and Waivers	103

30. Changes to the Parties	110

31. Disclosure of Information; Confidentiality	117

32. Confidentiality of Funding Rates	118

33. Set-off	120

34. Pro rata Sharing	120

35. Severability	121

36. Counterparts	121

37. Notices	122

38. Language	125

39. Governing Law	125

40. Enforcement	125

41. Borrowing for own benefit	126

42. Conclusion of this Agreement (Vertragsschluss)	126

Schedule 1 Lenders	127

Schedule 2 Conditions Precedent Documents	128

Schedule 3 Form of Request	132

Schedule 4 Selection Notice	133

Schedule 5 Form of Transfer Agreement	134

Schedule 6 Form of Compliance Certificate	136

Schedule 7 Form of Accession Agreement	137

Schedule 8 Form of Resignation Request	138

Schedule 9 Existing Financial Indebtedness	139

Schedule 10 Existing Security Interests	140

Schedule 11 Reference Rate Terms	141

THIS AGREEMENT is dated 19 August 2026 and made

BETWEEN:

(1)

INTERSNACK GROUP GMBH & CO. KG, a limited liability partnership (Kommanditgesellschaft) established under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf under registration no HRA 20277 and having its corporate seat in Düsseldorf, as borrower and guarantor (the “Company” and the “Borrower”);

(2)

COMMERZBANK AKTIENGESELLSCHAFT, as documentation agent, bookrunner and mandated lead arranger, and LANDESBANK BADEN-WÜRTTEMBERG as bookrunner and mandated lead arranger (in this capacity each an “Arranger” and collectively the “Arrangers”);

(3)	COMMERZBANK AKTIENGESELLSCHAFT and LANDESBANK BADEN-WÜRTTEMBERG as lenders (each an “Original Lender” and collectively the “Original Lenders”); and

(4)	COMMERZBANK AKTIENGESELLSCHAFT as facility agent (in this capacity the “Facility Agent”),

each a “Party” and together the “Parties”.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means

(a)

a commercial bank which has a rating of BBB- or higher by S&P or Fitch or Baa3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency, in each case for its long-term unsecured and non-credit enhanced debt obligations; or

(b)	any other bank or financial institution approved by the Facility Agent in consultation with the Company.

“Accession Agreement” means an agreement, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

“Accession Period” means the period beginning on the First Utilisation Date and ending 10 Business Days thereafter.

“Acquisition” means the acquisition of the Target by way of reverse triangular merger, pursuant to which the Merger Sub will be merged with and into the Target pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other agreement, document or instrument entered into or delivered in connection with the Acquisition.

“Acquiror” means Idaho USA, Inc., which is the wholly-owned Subsidiary of the Company incorporated under the laws of Delaware, USA, through which the Company proposes to acquire the Target.

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Additional Guarantor” means a member of the Group which becomes a Guarantor after the date of this Agreement.

“Administrative Party” means an Arranger or the Facility Agent.

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” has the meaning ascribed to it in Clause 7.1 (General).

“Alternative Term Rate” means any rate specified as such in the applicable Reference Rate Terms.

“Alternative Term Rate Adjustment” means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)

determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Anti-Bribery and Anti-Corruption laws” means the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, and any other anti-bribery and/or anti-corruption laws and regulations of the United States of America, the European Union, the United Kingdom, or any other jurisdiction applicable to each and any member of the Group from time to time.

“Anti-Money Laundering Laws” means any laws or regulations in any jurisdiction applicable to each and any member of the Group from time to time that relate to money laundering and terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Availability Period” means the Certain Funds Period.

“Base Currency” means Euro.

“Base Currency Amount” means the amount specified in the Request delivered by the Company for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is 3 (three) Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Request in accordance with terms of this Agreement as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.

“Blocking Law” has the meaning ascribed to it in Clause 19.17 (Sanctions).

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Düsseldorf, Frankfurt am Main and Stuttgart, Germany, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) which is a TARGET Day; and

(c)	(in relation to the fixing of an interest rate in relation to a Term Rate Loan) which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

“Certain Funds Period” means the period beginning on the Signing Date and ending on the earlier of:

(a)	the date on which the Company notifies the Facility Agent that the Merger Agreement has been validly terminated in accordance with its terms; and

(b)	if the Merger Agreement has been signed, on the Longstop Date.

For the avoidance of doubt, the Certain Funds Period shall not end solely as a result of any event, circumstance, statement, recommendation, withdrawal, rejection or action by the Target, the special committee of the Board of Directors of the Target with respect to the transactions contemplated by the Merger Agreement, the seller, the existing equity investors of the Target or any of their respective representatives unless and until such event results in the valid termination of the Merger Agreement.

“Commitment” means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Lenders) under the headings “Commitments” and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.

“Commitment Letter” means the letter dated 20 July 2026 between the Company, COMMERZBANK Aktiengesellschaft and Landesbank Baden-Württemberg setting out the terms on which the Original Lenders agreed to arrange and commit the Facility.

“Commodity Financing Arrangements” means any financing arrangement and/or other transaction having a similar commercial effect in connection with the purchase, storage, transport, further processing, re-selling and/or any other operations in relation to the processing chain of commodities.

“Compliance Certificate” means a certificate substantially in the form of Schedule 6 (Compliance Certificate) setting out, among other things, calculations of the financial covenants.

“Consolidated Net Sales” means, in respect of the Group, the consolidated net sales as set out in the most recent audited consolidated financial statement of the Group delivered in accordance with this Agreement.

“Countersignature Date” has the meaning given to that term in the Commitment Letter.

“Default” means:

(a)	an Event of Default; or

(b)

an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 6.3 (Advance of Loan);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above,

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payment to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Dutch Burgerlijk Wetboek.

“Dutch Obligor” means an Obligor incorporated under Dutch law.

“Equivalent Euro Amount” has the meaning ascribed to it in Clause 7.1 (General).

“Erroneous Payment” means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.

“Event of Default” means an event or circumstance specified as such in Clause 25 (Events of Default).

“Excession” has the meaning ascribed to it in Clause 21.3 (Leverage Ratio).

“Existing Facility Agreement” means the original EUR 800,000,000 syndicated multicurrency revolving credit agreement dated 12 September 2025 between, among others, the Company and HSBC Continental Europe S.A., Germany as facility agent (as amended from time to time).

“Existing Financial Indebtedness” means the Financial Indebtedness listed in Schedule 9 (Existing Financial Indebtedness).

“Existing Security Interest” means each Security Interest specified in Schedule 10 (Existing Security Interest) hereof.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (Facility).

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than 5 (five) Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter entered into by reference to this Agreement between one or more Finance Parties and the Company setting out the amount of certain fees referred to in this Agreement.

“Finance Document” means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Agreement;

(d)	an Accession Agreement;

(e)	a Resignation Request;

(f)	a Request;

(g)	a Selection Notice; or

(h)	any other document designated as such by the Facility Agent and the Company.

“Finance	Party” means a Lender or an Administrative Party.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, promissory note (Schuldschein), loan stock or other similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability which would be treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;

(g)

any derivative transaction protecting against or benefiting from fluctuations in any currency exchange or other rate or price (and, except for non-payment of an amount, the then mark-to-market value of the derivative transaction will be used to calculate its amount);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

“Financial Quarter” means 4 (four) subsequent periods of three calendar months each, the first beginning with the first day of a Financial Year and the last ending with the last day of the same Financial Year.

“Financial Year” means, when referring

(a)	to an Obligor, the financial year of that Obligor from time to time; and

(b)	to the Company, a period commencing on 1 January and ending on 31 December of each calendar year.

“First Utilisation Date” means the first date on which the Facility is utilised.

“Fitch” means Fitch Ratings Limited or any successor to its rating business.

“Frozen GAAP Calculation” has the meaning ascribed to it in Clause 22.3 (Compliance Certificate; Frozen GAAP).

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 13.3 (Cost of funds).

“GAAP” means generally accepted accounting principles in the jurisdiction of incorporation of the Company or an Obligor (as the case may be).

“Group” means the Company and its Subsidiaries from time to time.

“Guarantee” has the meaning ascribed to it in paragraph (a) of Clause 18.10 (Limitations for German Guarantors).

“Guarantees and Indemnities Basket” has the meaning ascribed to it in paragraph (b) of Clause 22.8 (Guarantees).

“Guarantor” means the Company and each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 30.11 (Resignation of a Guarantor (other than the Company)).

“Historic Primary Term Rate” means, in relation to any Term Rate Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 5 (five) days before the Quotation Day.

“Holding Company” of any other person, means a person in respect of which that other person is a Subsidiary.

“IHKG” means Pfeifer & Langen Industrie- und Handels-KG, a partnership (Kommanditgesellschaft) organized under German law and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under registration no. HRA 13090.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will note make) a payment required to be made by it under the Finance Documents by the due date therefore;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 (five) Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increased Cost” means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

“Industrial Competitor” means any person or entity (or any of its Affiliates) which is a trade competitor of any member of the Group in any of the material activities of that member of the Group, any controlling shareholder of a trade competitor of a member of the Group or a person that is an Affiliate or acting on behalf of such person, in each case other than a bank, financial institution, trust, fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets.

“Initial Additional Guarantors” means members of the Group which are guarantors under the Existing Facility Agreement on the Signing Date.

“Initial Margin” means    per annum.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (aufgelöst) other than pursuant to a consolidation, amalgamation or merger (Verschmelzung);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in Sub-clause (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 (thirty) days of the institution or presentation thereof;

(f)

has instituted against it any order or measure according to Section 46 paragraph 1 No. 2, 4 or 6 or Section 46b of the German Banking Act (Kreditwesengesetz) or under Sections 77 or 79 of the German Act on the Recovery and Resolution of Institutions and Financial Groups (Gesetz zur Sanierung und Abwicklung von Instituten und Finanzgruppen);

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, examiner, trustee, custodian or other similar officer for it or for all or substantially all of its assets;

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 (thirty) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in Sub-clauses to (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Regulation” means “Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast))”.

“Interest Period” means, in relation to a Loan, each period determined under this Agreement in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Interest on overdue amounts).

“Interpolated Alternative Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Alternative Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Alternative Term Rate for the longest period (for which that Alternative Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Alternative Term Rate for the shortest period (for which that Alternative Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

“Interpolated Historic Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each of which is as of a day which is no more than 5 (five) days before the Quotation Day

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the limitations arising from sections 138, 242, 248, 314 and 489 of the German Civil Code (Bürgerliches Gesetzbuch) and from notarial requirements;

(c)

the time-barring of claims under statutes of limitations, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(e)

any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Facility Agent under Clause 6.1 (Conditions precedent documents) or Clause 30.10 (Additional Guarantors).

“Lender” means:

(a)	an Original Lender; or

(b)	any person which becomes a Party in accordance with Clause 30.3 (Procedures for transfers of rights and obligations (Vertragsübernahme)).

“Leverage Ratio” has the meaning ascribed to it in Clause 21.3 (Leverage Ratio).

“Loan” means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Facility, or the principal amount outstanding of that borrowing.

“Loan to Own/Distressed Investor” means any person whose principal business or principal portfolio or investment strategy is to invest in loans or other debt securities purchased at less than par value with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly).

“Loans-out Basket” has the meaning ascribed to it in paragraph (b) of Clause 22.9 (Loans out).

“Longstop Date” means the fifth Business Day after the Outside Date (as defined in the Merger Agreement).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments, or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction.

“Margin” means the percentage rate per annum specified as such in the applicable Reference Rate Terms.

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Company or the Group as a whole; or

(b)	the ability of the Obligors to perform their payment obligations under any Finance Document; or

(c)

subject to the Legal Reservations, the validity or enforceability of any of the Finance Document or the rights or remedies of any Finance Party under any Finance Document which, if capable of remedy, is not remedied within twenty (20) Business Days of the earlier of the Company becoming aware of the relevant event or circumstance or being given notices of the same by the Facility Agent.

“Maturity Date” means the day which occurs 3 (three) years after the Signing Date.

“Merger Agreement” means the agreement and plan of merger dated 20 July 2026 between the Company, the Acquiror, the Merger Sub and the Target.

“Merger Sub” means Idaho Merger Sub, Inc., the wholly-owned Subsidiary of the Company incorporated under the laws of Delaware, USA, which will be merged with and into the Target pursuant to the Merger Agreement.

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

“Non-Consenting Lender” has the meaning ascribed to it in Clause 29.5 (Replacement of Lender).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company.

“Optional Currency” means US Dollars.

“Original Financial Statements” means,

(a)	with respect to the Company, the audited consolidated annual financial statements for the Financial Year which ended on 31 December 2025; and

(b)

with respect to an Obligor the audited unconsolidated (and if prepared, the audited consolidated) annual financial statements for that Obligor for the most recent audited Financial Year of that Obligor.

“Original Obligor” means the Company.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Primary Term Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Pro Rata Share” means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

“Quotation Day” means the day specified as such in the applicable Reference Rate Terms.

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Quoted Tenor” means (A) in relation to a Primary Term Rate or an Alternative Term Rate for a currency other than USD, any period for which that rate is customarily displayed on the relevant page or screen of an information service; and (B) in relation to a Primary Term Rate or an Alternative Term Rate for USD, any period other than one (1) week or two (2) Months for which that rate is customarily displayed on the relevant page or screen of an information service.

“Reference Rate Terms” means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 11 (Reference Rate Terms).

“Relevant Market” means the market specified as such in the applicable Reference Rate Terms.

“Repayment Date” means the dates falling 18, 24 and 30 Months after the Signing Date.

“Repayment Instalment” means each instalment for repayment of Loans referred to in Clause 8.1 (Repayment of the Facility).

“Repeating Representations” means at any time the representations and warranties which are then made or deemed to be repeated under Clause 19.18 (Times for making representations and warranties) or any other Finance Document.

“Replacement Lender” has the meaning ascribed to it in Clause 29.5 (Replacement of Lender).

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Request” means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

“Resignation Request” means a letter substantially in the form of Schedule 8 (Form of Resignation Request), with such amendments as the Facility Agent and the Company may agree.

“Restricted Party” means a person that is:

(a)	listed on, or owned or directly or indirectly controlled by one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)

located in, resident in, incorporated or organized under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of, or doing business or operating from, a Sanctioned Country; or

(c)	otherwise a target of Sanctions,

provided that ownership under this definition is given with respect to an entity if 50 per cent. or more of the proprietary rights of that entity are owned by one or more other persons or entities.

“Reverse Factoring Transaction” means any transaction where a supplier of any member of the Group is paid by a third party as agreed between such third party, the supplier and the respective member of the Group to the effect that upon such payment the member of the Group is solely the debtor of such third party.

“Sanctions” means the economic, financial and trade sanctions laws, regulations, embargoes and other restrictive measures administered, enacted or enforced by

(a)	the European Union including its member states;

(b)	the United Kingdom;

(c)	Switzerland;

(d)	the United States of America;

(e)	the United Nations; and

(f)

the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the United States Department of Treasury’s Office of Foreign Assets Control (OFAC), the United States Department of State, the United States Department of Commerce, and His Majesty’s Treasury.

“Sanctions Authority” means any institution or agency referred to in paragraph (f) of the definition of “Sanctions”.

“Sanctioned Country” means any country or other territory target of and/or subject to comprehensive, country- or territory-wide Sanctions.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons”, the “Sectoral Sanctions Identifications” list and the “Foreign Sanctions Evaders” list each maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilizing the Situation in Ukraine each maintained by HMT, or any other Sanctions-related list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time.

“Sanctions Provisions” has the meaning ascribed to it in Clause 19.17 (Sanctions).

“S&P” means Standard & Poor’s Rating Services, a division The McGraw-Hill Companies Inc or any successor to its rating business.

“Security Interest” means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form of Schedule 4 (Form of Selection Notice).

“Signing Date” means the date of this Agreement.

“Specified Time” means:

(a)	for loans in Euro the day which is two TARGET Days before the first day of the Interest Period for the relevant Loan; and

(b)	for loans in the Optional Currency the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

“Subsidiary” means

(a)

in relation to a person established under German law, each entity which is a subsidiary (Tochterunternehmen) within the meaning of sections 271 (2), 290 of the German Commercial Code (Handelsgesetzbuch) of that person; and

(b)

in relation to a person established under the laws of any jurisdiction other than Germany, each entity of which that person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership or has the right to receive more than 50 per cent. of any dividends declared by that entity from time to time and control for this purpose means the power to appoint and/or direct the management and/or supervisory board and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Target” means Utz Brands, Inc., a company incorporated under the laws of Delaware, USA.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

“Term Rate Currency” means:

(a)	Euro; and

(b)	USD.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency.

“Term Reference Rate” means, in relation to a Term Rate Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 15.1 (Interest calculation if no Primary Term Rate), and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Total Commitments” means the aggregate of the Commitments, being Euro 500,000,000 on the Signing Date.

“Transfer Agreement” means an agreement, substantially in the form of Schedule 5 (Form of Transfer Agreement), or any other form agreed between the Facility Agent and the Company.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation Date” means each date on which the Facility is utilised.

1.2	Construction

(a)	The following definitions have the meanings given to them in Clause 23.1 (Financial covenants):

(i)	Adjusted Consolidated EBITDA;

(ii)	Consolidated Total Net Financial Debt; and

(iii)	Test Date.

(b)	In this Agreement, unless the contrary intention appears, a reference to:

(i)

an “amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and “amended” will be construed accordingly;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	an “authorisation” includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	a “centre of main interests” means a centre of main interests within the meaning of Article 3 (1) of the Insolvency Regulation;

(v)

a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan, provided that if such costs are less than zero, the costs shall be deemed to be zero;

(vi)

“customer due diligence requirements” are to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)

“director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including, but not limited to, in relation to a person incorporated in Germany, a member of the board of directors (Vorstand);

(viii)	“disposal” means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(ix)	“gross negligence” means grobe Fahrlässigkeit, and “wilful misconduct” means Vorsatz;

(x)	“in the ordinary course of business” is to be construed as im ordentlichen Geschäftsbetrieb;

(xi)	“indebtedness” includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xii)

a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xiii)	“promptly” is to be construed as unverzüglich (without undue delay) within the meaning of section 121 (1) of the German Civil Code (Bürgerliches Gesetzbuch);

(xiv)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xv)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xvi)	a Default or an Event of Default being “outstanding” means that it has not been remedied or waived;

(xvii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xviii)	a Clause, a Sub-clause or a Schedule is a reference to a clause or Sub-clause of, or a schedule to, this Agreement;

(xix)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xx)

a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility;

(xxi)	a time of day is a reference to Düsseldorf, Germany time; and

(xxii)	“date of this Agreement” is a reference to the Signing Date.

(c)

Unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, and a reference to a “year” or “years” is a reference to a period starting on one day in a calendar year and ending on the numerically corresponding day in the next calendar year or the calendar year in which it is to end, except that:

(i)

if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month or, as the case may be, year (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month or, as the case may be, year, that period will end on the last Business Day in that month or year; and

(iii)

notwithstanding Clause (i) above, a period which commences on the last Business Day of a month or, as the case may be, year, will end on the last Business Day in the next month or, as the case may be, year or the calendar month or calendar year in which it is to end, as appropriate.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)

any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is, may be or is capable of becoming outstanding under the Finance Documents.

(e)	The singular includes the plural and vice versa, as appropriate.

(f)	The headings in this Agreement do not affect its interpretation.

(g)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)

the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Company.

(h)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(i)

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

(j)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Currency symbols and definitions

In this Agreement:

(a)	“€”, “EUR” and “Euro” denote the single currency of the Participating Member States.

(b)	“$”, “USD” and “Dollars” denote the lawful currency of the United States of America.

1.4	Foreign Exchange Rate Fluctuations

Reference to a monetary sum specified in any representation, warranty, covenant or Event of Default in the Finance Documents, together with any related definition, shall be deemed to include reference to the equivalent of such sum in another currency. For this purpose, the “equivalent” in any currency (“first currency”) of any amount in another currency (“second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the closing rate shown on the relevant Thomson Reuters page under www.reuters.com (LSEG). Such calculation shall be made on the date any member of the Group takes any relevant action.

1.5	Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in any Finance Document or certificate signed by a director, officer or employee save in the case of fraud, wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit), in which case liability (if any) will be determined in accordance with applicable law.

1.6	Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a “necessary action to authorise” where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	“financial assistance” means any act contemplated by Article 2:98(c) of the Dutch Civil Code;

(c)

a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e)	a “moratorium” includes surseance van betaling and “a moratorium is declared or occurs” includes surseance verleend;

(f)

any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(g)	a “trustee in bankruptcy” includes a curator;

(h)	an “administrator” includes a bewindvoerder, a herstructureringsdeskundige or an observator;

(i)	an “attachment” includes a beslag;

(j)	a “merger” includes a fusie within the meaning of article 2:309 of the Dutch Civil Code;

(k)	a “demerger” includes a splitsing or afsplitsing within the meaning of article 2:334a of the Dutch Civil Code;

(l)	“wilful misconduct” means opzet;

(m)	“gross negligence” means grove schuld; and

(n)

an “arrangement” in connection with insolvency proceeding includes any arrangement or scheme under the Court Approval of a Private Composition (Prevention of Insolvency) Act (Wet Homologatie Onderhands Akkoord).

2.	FACILITY

2.1	Term Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a term credit facility in Euro or in the Optional Currency in an aggregate amount expressed in the Base Currency which is equal to the Total Commitments (the “Facility”).

2.2	Total Commitments

The aggregate of all Loans under the Facility must not exceed at any time the amount of the then current Total Commitments.

2.3	Finance Party’s rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor is, except as otherwise set out in this Agreement or any other Finance Document, a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung) in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Agreement irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent (Stellvertreter) in relation to the Finance Documents.

(b)	Each Obligor (other than the Company) irrevocably authorises the Company to:

(i)	enter into and deliver each Finance Document expressed to be entered into by that Obligor;

(ii)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions;

(iii)

supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Agreement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by that Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(iv)	give any declaration, notice, demand or other communication to, or receive and accept any declaration, notice, demand or other communication from any Finance Party pursuant to the Finance Documents, and in each case the Obligor shall be bound as though the Obligor itself had made the declaration or given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant declaration, notice, demand or other communication.

(c)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(d)

Each Obligor hereby exempts the Company from the restrictions provided for in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to the extent legally possible for such Obligor. An Obligor which is excluded from granting such exemption for legal reasons undertakes to notify the Company and the Facility Agent accordingly.

(e)	The Obligors’ Agent has only those duties which are expressly specified in the Finance Documents.

(f)

Notwithstanding the foregoing provisions of this Clause 2.4, the Facility Agent (acting on the instructions of the Majority Lenders) may request that any Obligor personally execute a Finance Document or give any declaration, notice, demand or other communication, in which case such Obligor shall do so.

3.	PURPOSE

3.1	Term Credit Facility

The Company may utilise the Facility to finance (directly or indirectly):

(a)	the Acquisition; and

(b)	the payment of costs and expenses (including fees) incurred by the Company or any member of the Group in connection with the Finance Documents and/or the Acquisition Documents.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received (or waived receipt of) all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

(c)

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent for Loans

Subject to Clause 5 (Certain Funds) and Clause 23.15 (Clean-Up), the obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are true and correct in all material respects; and

(b)	no Default is continuing or would result from the proposed Loan.

4.3	Conditions Subsequent

(a)

The Company will ensure, and the Finance Parties herewith agree, that the Initial Additional Guarantors become guarantors under the Guarantee specified in Clause 18 (Guarantee and Indemnity) by acceding to this Agreement during the Accession Period.

(b)

The Company undertakes to ensure that the other Obligors (or any of them) will do all acts (including any amendments, consents and waivers) and execute all documents as the Facility Agent may reasonably request:

(i)	in order to perfect and execute any Accession Agreement or otherwise facilitate the accession of any Guarantor to the Guarantee under this Agreement; and

(ii)	for the exercise of any rights, powers, and remedies of the Facility Agent and/or the Finance Parties (or any of them) provided by law, or foreseen under the Finance Documents.

(c)	The Company will take all such action available to it (including making all filings and registrations) as may be necessary for such purpose from time to time.

4.4	Maximum number of Loans

Unless the Facility Agent agrees otherwise, a Request may not be given if, as a result of such Request, there would be at any time more than 2 (two) Loans or more than 1 (one) Loan denominated in USD outstanding.

5.	CERTAIN FUNDS

5.1	Definitions

In this Clause 5:

“Certain Funds” means the funds to be made available under the Facility.

“Major Default” means the Events of Default specified in Clauses:

(a)	23.2 (Non-payment) in relation to principal or interest under or in relation to the Facility or fees under or in relation to the Fee Letters;

(b)

23.3 (Breach of other obligations) insofar as it relates to any of Clauses 20.7 (Information on merger control); 22.4 (Pari passu ranking); 22.5 (Negative pledge); 22.6 (Disposals); 22.7 (Financial Indebtedness), 22.11 (Mergers) and 22.17 (Merger Agreement);

(c)	23.4 (Misrepresentation) insofar as it relates to a Major Representation (as defined below);

(d)	23.7 (Unlawfulness and invalidity);

(e)	23.9 (Insolvency); and

(f)	23.10 (Creditors’ process),

in each case applicable to the Company only (in respect of itself only and for the avoidance of doubt excluding any procurement obligations in respect of any other member of the Group or the Target or any of the Target’s Subsidiaries and excluding any failure to comply, breach or default by any other member of the Group or the Target or any of the Target’s Subsidiaries);

“Major Representation” means each of the representations specified in Clauses, in each case with respect to the Company only:

(a)	19.2 (Status);

(b)	19.3 (Powers and authority);

(c)	19.4 (Legal validity and admissibility in evidence);

(d)	19.5 (Non-conflict with other obligations); and

(e)	19.6 (No default) insofar as it relates to a “Major Default”.

5.2	Certain Funds

(a)	Notwithstanding any term of this Agreement, during the Certain Funds Period no Lender is entitled to:

(i)	rescind, terminate or cancel this Agreement or to exercise any similar right or remedy it may have, to the extent any such action would prevent or limit the making available of the Facility;

(ii)	refuse to participate in or make available the Facility;

(iii)	cancel its Commitment; or

(iv)	accelerate or cause repayment or prepayment of the Facility, except as provided otherwise in paragraph (b) below.

(b)	Paragraph (a) above does not apply if the entitlement arises because:

(i)	the Company has not delivered all of the documents and evidence required as conditions precedent documents under Clause 4 (Conditions Precedent); or

(ii)	the Request for the Loan is not duly completed or is received later than the relevant time specified in Clause 6.1 (Giving of Request) below; or

(iii)

a Major Representation is, as of the Utilisation Date, not correct (in a material respect, but only if not already subject to a materiality qualification in the relevant representation and warranties) or will not be correct (in a material respect, but only if not already subject to a materiality qualification in the relevant representation and warranties) immediately after the Loan is made; or

(iv)	a Major Default is outstanding on the Utilisation Date or will result from the making of the Loan; or

(v)

after the date of this Agreement (or, if later, the date the relevant Lender becomes a Party to this Agreement) it becomes unlawful for that Lender to perform any of its obligations under the Finance Documents insofar as they relate to the Facility (and for the avoidance of doubt, such unlawfulness will not excuse any other Lender from making available its participation in a Loan during the Certain Funds Period unless such unlawfulness also applies to such other Lender), provided that, for the avoidance of doubt, no Lender shall be entitled to take the actions set forth in (i), (iii) and (iv) of paragraph (a) above as a result of the occurrence of the circumstances set forth in (i) through (iii) of this paragraph (b) above, unless the circumstances set forth in (iii) above resulted in a Major Default pursuant to (iv) above.

(c)

Nothing in this Clause 5.2 will affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

6.	UTILISATION – LOANS

6.1	Giving of Requests

(a)	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is:

(i)	with respect to any borrowing of a Loan in EUR, 9:00 a.m. on the Utilisation Date; and

(ii)	with respect to any borrowing of a Loan in USD, 9:00 a.m. on the Business Day preceding the Utilisation Date.

(c)	Each Request is irrevocable.

6.2	Completion of Requests

(a)	A Request for a Loan will not be regarded as having been duly completed unless:

(i)	the Utilisation Date is a Business Day falling within the Availability Period;

(ii)	the amount of the Loan requested is:

(A)	a minimum of Euro 2,000,000 (two million) and an integral multiple of Euro 1,000,000 (one million), if the selected currency is the Base Currency; or

(B)	a minimum amount meeting the requirements set out in paragraph (b) of Clause 7.2 (Selection) below; or

(C)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(D)	such other amount as the Facility Agent may agree;

(b)	the proposed currency and Interest Period complies with this Agreement.

(c)	Only one Loan may be requested in a Request.

6.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)

If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

7.	OPTIONAL CURRENCY

7.1	General

In this Clause:

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant Optional Currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Equivalent Euro Amount” of a Loan or part of a Loan means:

(a)	if the Loan is denominated in Euro, its amount; or

(b)

if the Loan is denominated in the Optional Currency, its equivalent in Euro calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Specified Time for that Interest Period.

7.2	Selection

(a)	The Company must select the currency of a Loan in its Request when requesting the utilisation of a Loan under the Facility.

(b)

The amount of a Loan requested in the Optional Currency must be a minimum amount of the equivalent of Euro 2,000,000 (two million), and, if required by the Facility Agent, an integral multiple of Euro 500,000 (five hundred thousand) units of that currency.

(c)	For the avoidance of doubt, the Company may not request a change of currency of any utilised Loan.

7.3	Optional Currency equivalents

The equivalent in Euro of a Loan or part of a Loan in the Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan;

(d)	the amount of any repayment or prepayment of a Loan; or

(e)	the undrawn amount of a Lender’s Commitment,

is its Equivalent Euro Amount.

7.4	Notification

The Facility Agent must notify the Lenders and the Company of the relevant Equivalent Euro Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

7.5	Optional Currency rebalancing

(a)

If a Loan is denominated in the Optional Currency, the Facility Agent shall calculate the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange at 11.00 a.m. on the day which is two Business Days before the first day of the next Interest Period and (subject to paragraph (b) below) if the Base Currency Amount calculated together with the amount of all Loans in the Base Currency (“Base Currency Loan Amount”) exceeds the Total Commitments (as of the date of calculation but pro forma taking into account any repayment or prepayment that is due to be made on or prior to the last day of the then current Interest Period), promptly notify the Company and the Company shall pay, on the last day of the then current Interest Period, an amount equal to the amount by which the Base Currency Loan Amount exceeds the Total Commitments. For the avoidance of doubt, this repayment does not reduce the Total Commitments nor have any impact on the Repayment Instalments.

(b)

If the calculation made by the Facility Agent pursuant to paragraph (a) above shows that the Base Currency Loan Amount exceeds the Total Commitments (as of the date of calculation but pro forma taking into account any repayment or prepayment that is due to be made on or prior to the last day of the then current Interest Period) by less than 5 per cent. no notification shall be made by the Facility Agent, and no payment shall be required under paragraph (a) above.

8.	REPAYMENT

8.1	Repayment of the Facility

(a)	The Borrower shall repay:

(i)	the aggregate Loans in instalments by repaying on each Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Loans by EUR 25,000,000; and

(ii)	the then outstanding Loans in full on the Maturity Date.

(b)	A repayment of Loans under paragraph (a) above shall be applied to reduce the Loans pro rata.

8.2	Re-borrowing

Subject to the terms and conditions of this Agreement, no amount repaid or prepaid under the Facility may be subsequently re-borrowed.

8.3	Separate loans

(a)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Maturity Date, and will be treated as separate Loans (each a “Separate Loan”).

(b)

The Company may prepay a Separate Loan by giving 5 (five) Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph to the Defaulting Lender concerned as soon as practicable on receipt.

(c)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Company by the time and date specified by the Facility Agent (acting reasonably) and will be payable by the Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(d)

The Interest Periods of this Agreement relating to Loans shall continue to apply to Separate Loans under the Facility other than to the extent inconsistent with paragraphs (a) to (c) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Mandatory prepayment – illegality

(a)

A Lender must notify the Facility Agent and the Obligors’ Agent promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender or an Affiliate of a Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a):

(i)

the Company must repay or prepay the share of that Lender in each Loan to it, together with accrued interest and all other amounts accrued under the Finance Documents, on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Interest Period of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above which must not be earlier than the last day of any applicable grace period allowed by law.

9.2	Voluntary cancellation

(a)	The Company may, by giving not less than 5 (five) Business Days’ prior notice to the Facility Agent, cancel the undrawn amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of Euro 5,000,000 or a higher integral multiple of Euro 1,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender on a pro rata basis.

9.3	Voluntary prepayment of a Loan

(a)

The Company may prepay the whole or any part of a Loan, together with accrued interest on the amount to be prepaid, if it gives the Facility Agent not less than 5 (five) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice.

(b)	Any such prepayment must be in an amount that reduces the Base Currency Amount of the relevant Loan by a minimum amount of Euro 5,000,000 or a higher integral multiple of Euro 1,000,000.

(c)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the available Facility is zero).

9.4	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)

If the Company cancels the whole or any part of any available Commitment in accordance with Clause 9.2 (Voluntary cancellation) or Clause 10.8 (Right of cancellation and repayment in relation to a single Lender) or if the Commitment of any Lender is cancelled under Clause 9.1 (Mandatory prepayment – illegality) or Clause 10.1 (Mandatory prepayment – change of control) or if the whole or part of any Commitment is cancelled pursuant to Clause 10.6 (Automatic cancellation) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)

If any Loan is prepaid in accordance with Clause 10.8 (Right of cancellation and repayment in relation to a single Lender), Clause 9.1 (Mandatory prepayment – illegality) or Clause 10.1 (Mandatory prepayment – change of control) then the amount of the Repayment Instalments for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Loan repaid or prepaid.

(c)

If any Loan is prepaid in accordance with Clause 9.3 (Voluntary prepayment of a Loan), Clause 10.2 (Mandatory Prepayment – Debt or Equity Issues), Clause 10.3 (Mandatory Prepayment – Disposals) or Clause 10.4 (Mandatory Prepayment – Acquisition Proceeds), then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in chronological order.

10.	MANDATORY PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment – change of control

(a)	For the purpose of this Clause 10.1 a change of control occurs if IHKG ceases to control

(i)	the Company, and/or

(ii)	its general partner (persönlich haftender Gesellschafter) that is not a natural person;

“control” means cumulatively:

(A)

the power to direct the management and policies of an entity, whether due to the amount of capital contributions (Kapitaleinlagen) made to, or through the ownership of voting capital in, that entity, by contract or otherwise;

(B)

the holding beneficially (directly or indirectly) of more than 50 per cent. of the issued share capital of the Company and its general partner (persönlich haftender Gesellschafter) that is not a natural person; and

(C)	the power to cast, control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Company.

(b)	The Company must promptly notify the Facility Agent if it becomes aware of any Change of Control.

(c)	After the occurrence of a Change of Control:

(i)

if a Lender, upon notification by the Facility Agent of the occurrence of a Change of Control, so requires and notifies the Facility Agent within 30 (thirty) days of the Company notifying the Facility Agent of the occurrence of such event, the Facility Agent must, by notice to the Company:

(A)	cancel the Commitments of that Lender; and

(B)	declare that Lender’s participation in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable,

any such notice taking effect 10 (ten) days after receipt (Zugang) of it by the Company; and

(ii)	a Lender will not be obliged to participate in a Loan.

10.2	Mandatory Prepayment — debt or equity Issues

(a)	For the purpose of this Clause 10.2:

“Debt Issue” means the offering and issue of debt instruments to third parties by way of private placement, public offer or in any other permissible manner.

“Equity Issue” means the issue of any equity instruments accruing to the Company.

(b)

The Company will ensure that any proceeds received by a member of the Group resulting from any Equity Issue or a Debt Issue after deducting reasonable expenses incurred by any member of the Group in connection with such Equity Issue or Debt Issue, will be applied in accordance with Clause 10.5 (Application of mandatory prepayments and cancellations) below.

10.3	Mandatory Prepayment — disposals

(a)	For the purpose of this Clause 10.3:

“Disposal” means:

(i)	any sale, lease, licence, transfer, loan or other disposal by the Target (directly or indirectly) of any shares and/or interests in Utz Brands Holdings, LLC; or

(ii)

any sale, lease, licence, transfer, loan or other disposal by the Target (directly or indirectly) of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) (other than sale, lease, licence, transfer, loan or other disposal falling into paragraph (i) above); or

(iii)	any sale of any of the shares and/or interests in the Target by a member of the Group,

in each case to persons who are not members of the Group.

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)

any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

(b)

The Company shall ensure that any Disposal Proceeds will be applied in accordance with Clause 10.5 (Application of mandatory prepayments and cancellations) below, to the extent permitted under applicable law (including for the avoidance of doubt, any applicable capital maintenance or financial assistance or similar rules).

(c)

Paragraph (b) does not apply to any Disposal Proceeds resulting from a Disposal falling into paragraph (ii) of the Definition of “Disposal” and not exceeding EUR 15,000,000 (fifteen million) in aggregate at any time.

(d)	Limitations of any Guarantor’s obligations agreed under any of the Finance Documents apply mutatis mutandis to any payment pursuant to this Clause 10.3.

10.4	Mandatory prepayment – acquisition proceeds

(a)	For the purpose of this Clause 10.4:

“Acquisition Proceeds” means all proceeds of any claim of any member of the Group (a “Recovery Claim”) arising:

(i)	against the Target or any of its Affiliates (or any employee, officer, director or adviser of any of them) in relation to the Acquisition Documents; or

(ii)	against the provider of any due diligence report (in its capacity as a provider of that report) or any other report in connection with the Acquisition; or

(iii)	due to the rescission or termination of the Merger Agreement,

except for proceeds under a Recovery Claim which the Company notifies the Facility Agent are applied:

(A)	in payment pursuant to the Merger Agreement as an adjustment to the purchase price (or equivalent consideration) for the Acquisition (except to the extent relating to a working capital adjustment);

(B)	to satisfy a liability of any member of the Group arising as a result of the relevant claim or in reinstatement of the relevant asset within, in each case, 90 (ninety) days;

(C)	to satisfy any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group;
(D)	in replacement or reinstatement of assets of members of the Group which have been lost, destroyed or damaged; or

(E)

to satisfy any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance)

in each case as a result of the events or circumstances giving rise to that Recovery Claim, provided those proceeds are so applied as soon as possible (but in any event within 90 (ninety) days, or such longer period as the Majority Lenders may agree) after receipt.

(b)

The Company shall ensure that any Acquisition Proceeds will be applied in prepayment of the Facility (and cancellation of available Commitments) in accordance with Clause 10.5 (Application of mandatory prepayments and cancellations) below.

(c)	Paragraph (b) above does not apply to any Acquisition Proceeds not exceeding (i) EUR 2,000,000 (two million) per Recovery Claim and (ii) EUR 10,000,000 (ten million) in aggregate at any time.

(d)	Limitations of any Guarantor’s obligations agreed under any of the Finance Documents apply mutatis mutandis to any payment pursuant to this Clause 10.4.

10.5	Application of mandatory prepayments and cancellations

(a)

A prepayment of Loans made under Clauses 10.2 (Mandatory Prepayment — Debt or Equity Issues), 10.3 (Mandatory Prepayment — Disposals) and 10.4 (Mandatory Prepayment – Acquisition Proceeds) will be applied in the following order:

(i)	first, in prepayment of Loans and corresponding cancellation of Commitments as contemplated in paragraphs (b) to (e) below; and

(ii)	secondly, in cancellation of available Commitments on a pro rata basis.

(b)

Unless the Company makes an election under paragraph (c) below, amounts received under Clauses 10.2 (Mandatory Prepayment — debt or equity Issues), 10.3 (Mandatory Prepayment — disposals) and 10.4 (Mandatory Prepayment – acquisition proceeds) shall be used by the relevant member of the Group for prepayment promptly upon receipt of those proceeds.

(c)

Subject to paragraph (d) below, the Company may elect that any prepayment under Clauses 10.2 (Mandatory Prepayment – debt or equity Issues), 10.3 (Mandatory Prepayment – disposals) and 10.4 (Mandatory Prepayment – acquisition proceeds) above be applied in prepayment on the last day of the Interest Period relating to the Loan(s) prepaid. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)

If the Company has made an election under paragraph (c) above, but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

(e)

A prepayment of Loans shall prepay the Loans in reducing the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (d) of Clause 9.4 (Effect of cancellation and prepayment on scheduled repayments and reductions).

10.6	Automatic cancellation

The available Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

10.7	Automatic termination

If the Acquisition has not been completed in accordance with the Merger Agreement within 5 (five) Business Days after the First Utilisation Date, the Company must immediately prepay the Facility in full together with all accrued interest and other amounts outstanding under the Finance Documents.

10.8	Right of repayment and cancellation of a single Lender

(a)	If the Company is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above and subject to Clause 29.5 (Replacement of Lender):

(i)	the Company must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the Interest Period for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

(d)	Without prejudice to Clause 30.9 (Replacement of a Defaulting Lender):

(i)

if any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 5 (five) Business Days’ notice of cancellation of the undrawn Commitment of that Lender;

(ii)	upon the notice referred to in paragraph (i) above becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be cancelled; and

(iii)	the Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.9	Miscellaneous provisions

(a)

Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary cancellation.
(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)

Any prepayment of a Loan (other than a prepayment pursuant to Clause 9.1 (Mandatory prepayment – Illegality), Clause 10.1 (Mandatory prepayment – Change of Control) or Clause 10.8 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Utilisation.

11.	INTEREST

11.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate.

11.2	Payment of interest

(a)

Except where it is provided to the contrary in this Agreement, the Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period and also, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of that Interest Period.

(b)

If the Compliance Certificate received by the Facility Agent which relates to the audited consolidated financial statements of the Company shows that a higher or lower Margin should have applied during a certain period, then:

(i)

where a higher Margin should have applied, the Company shall promptly pay to the Facility Agent any amounts necessary to put the Facility Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period; or

(ii)

where a lower Margin should have applied, the amount of interest payable in respect of the immediately succeeding interest payment at the end of the current Interest Period shall be reduced by the amount necessary to put the Company in the position it or they would have been had the appropriate Margin applied (and where the amount to be deducted exceeds the amount of interest payable on such day, any additional deductions shall be made on the last day of the next Interest Period to end after such day).

11.3	Interest on overdue amounts

(a)

If an Obligor fails to pay any amount (other than interest) payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount (other than interest) from its due date up to the date of actual payment, both before, on and after judgment.

(b)

Interest on an overdue amount is payable at a rate determined by the Facility Agent to be 1 per centage point per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Interest Periods of any duration of up to 3 (three) months; and

(ii)	determine the appropriate Specified Time for that Interest Period.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Interest Period, then:

(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be 1 per centage point per annum above the rate then payable on that Loan.

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)

Each Finance Party shall in accordance with the applicable provisions of the German Civil Code (Bürgerliches Gesetzbuch) be entitled to claim from the relevant Obligor further compensation for any further losses incurred and/or damages suffered as a result of that Obligor having failed to pay any amount payable by it under the Finance Documents on the due date for such payment. The relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

11.4	Notification of rates of interest

(a)	The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement relating to a Term Rate Loan.

(b)	The Facility Agent shall promptly notify the Company of each Funding Rate relating to a Loan.

(c)	This Clause 11.4 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.

12.	INTEREST PERIODS

12.1	Selection

(a)	Subject to the provisions of this Agreement, the Company can choose an Interest Period for a Loan in the Request for that Loan:

(i)	if it is denominated in EUR, of either 3 (three) or 6 (six) months; or

(ii)	if it is denominated in USD, of 3 (three) months,

or, in each case, any other Interest Period the Lenders and the Company may agree from time to time.

(b)	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Company not later than 9.30 a.m. 3 (three) Business Days before the first day of the next Interest Period.

(c)	If the Company fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be 3 (three) Months.

12.2	No overrunning the Maturity Date

If an Interest Period would otherwise overrun the Maturity Date, it will be shortened so that it ends on the Maturity Date.

12.3	Notification

The Facility Agent must notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

12.4	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Interest calculation if no Primary Term Rate

(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)

Shortened Interest Period: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate shall be determined pursuant to the definition of “Term Reference Rate”.

(c)

Shortened Interest Period and Historic Primary Term Rate: If paragraph (b) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.

(d)	Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph

(e)

above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(f)

Alternative Term Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Term Reference Rate shall be the aggregate of:

(i)	the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

(g)

Interpolated Alternative Term Rate: If paragraph (e) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

(h)	Cost of funds: If paragraph (f) above applies but it is not possible to calculate the Interpolated Alternative Term Rate, Clause 13.3 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b)

before the Reporting Time for that Loan the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 13.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.3	Cost of funds

(a)

If this Clause 13.3 applies to a Loan for an Interest Period, Clause 11.1 (Calculation of interest – Term Rate Loans) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)	If this Clause 13.3 applies pursuant to Clause 13.2 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Facility Agent by the relevant Reporting Time,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(c)

If this Clause 13.3 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(d)	Any alternative basis agreed pursuant to paragraph (c) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(e)	If this Clause 13.3 applies the Facility Agent shall, as soon as is practicable, notify the Company.

13.4	Break Costs

(a)

If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, the Company shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

14.	TAXES

14.1	General

In this Clause:

“Borrower’s Tax Jurisdiction” means, in relation to the Borrower, the jurisdiction in which it is resident for tax purposes.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender and,

(a)	is lending through a Facility Office in the Borrower’s Tax Jurisdiction; or

(b)	is a Treaty Lender.

“Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the Borrower’s Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Borrower’s Tax Jurisdiction which makes provision for full exemption for tax imposed by the Borrower’s Tax Jurisdiction on interest.

“VAT” means value added tax as provided for in the German Value Added Tax Act (Umsatzsteuergesetz) or any other Tax of a similar nature whether of Germany, The Netherlands, United Kingdom or elsewhere. It includes any “GST” as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) of Australia.

14.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the Borrower’s Tax Jurisdiction if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(f)

Within 30 (thirty) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(g)

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.3	Tax indemnity

(a)

Except as provided below, the Company must within 7 (seven) Business Days of demand by the Facility Agent indemnify a Finance Party against any loss or liability or cost which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)

that Finance Party is incorporated or, if different, the jurisdiction (or juris-dictions) in which that Finance Party is treated as resident for tax purposes or (if different) maintains a permanent establishment (Betriebsstätte); or

(ii)

that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a loss, liability or cost

(i)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(ii)

would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Obligors’ Agent of the event which will give, or has given, rise to the claim.

(e)	A Finance Party must, on receiving a payment from an Obligor under this Clause notify the Facility Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b) it has obtained, used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

14.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Agreement which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender (as defined in Clause 32.2) fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

14.6	Stamp taxes

The Company must pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

14.7	Value added taxes

(a)

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and that Finance Party is required to account for the VAT, that Party must pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), the Relevant Party must also pay to the Supplier (if that Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying that amount) an amount equal to the amount of VAT. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses but only to the extent that the Finance Party (reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)

Any reference in this Clause 14.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the relevant legislation of any other jurisdiction having implemented Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112)).

(e)

If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by the Finance Party, that Party must give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply and at such time that the Finance Party may reasonably request it.

15.	INCREASED COSTS

15.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation after the date of this Agreement; or

(b)	compliance with any law or regulation made after the date of this Agreement.

15.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

(c)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III and/or CRD IV save to the extent excluded under paragraph (d) below) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(d)

attributable to the implementation or application of or compliance with Basel III or CRD IV to the extent the relevant regulatory information which forms the basis for the calculation of such Increased Costs was publicly available or otherwise available to the Lender claiming such Increase Costs and such Increase Costs were capable of being fully calculated prior to the date of this Agreement.

In this Agreement:

“Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated by CRD IV;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means:

(i)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms amending Regulation (EU) No 648/2012; and

(ii)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

15.3	Claims

(a)

A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

16.	MITIGATION

16.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality;

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank; or

(iv)

any sum payable to a Finance Party or any other obligation incurred by an Obligor under this Agreement is or becomes non-deductible for purposes of determining the taxable income for German tax purposes solely because

(A)

such payment is made to, or such obligation is existing in respect of a Finance Party that is resident for tax purposes in a non-cooperative tax jurisdiction (nicht kooperatives Steuerhoheitsgebiet) within the meaning of the German Tax Haven Defence Act (Steueroasen-Abwehrgesetz) (including all regulations ordinances, decrees or directives existing in relation thereto and issued by the German tax authorities) as amended from time to time; or

(B)

the relevant creditor, beneficiary or beneficial owner for tax purposes of such payment cannot be properly identified upon a request to that effect pursuant to Section 160 of the German Fiscal Code (Abgabenordnung) as amended from time to time, including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this paragraph.

(d)	A Finance Party is not obliged to take any step under this paragraph if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Conduct of business by a Finance Party

No term of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal finance centre of the country of the relevant currency; or

(b)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than 5 (five) Business Days’ prior notice.

17.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3	Distribution

(a)

Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)

in the case of euro, in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)

The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)

Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined in this Clause 17.4.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in Euro.

17.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement. Any New Lender and any recipient of security over Lenders’ rights according to Clause 30.7 (Security over Lenders’ rights) may rely on this Clause 17.5, in the case of any New Lender to whom rights have been assigned according to paragraph (a) of Clause 30.2 (Assignments and transfers by Lenders; participations and sub-participations) and any recipient of security over Lenders’ rights, pursuant to section 328 para 1 of the Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

17.6	Business Days

(a)

If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7	Impaired Agent

(a)

If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clauses 17.1 (Place) and 17.2 (Funds) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account (Treuhandkonto) for the benefit of the Party or Parties entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 17.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Facility Agent in accordance with Clause 24.13 (Resignation of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 17.7 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 17.3 (Distribution).

17.8	Partial payments

(a)

If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	This Clause 19.8 will override any appropriation made by an Obligor.

17.9	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

17.10	Disruption to payment systems

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:

(a)

the Facility Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)

the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 31 (Amendments and Waivers);

(e)

the Facility Agent shall not be liable for any damages, costs or losses whatsoever (unless caused by the Facility Agent’s wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit)) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 19.10; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

17.11	Amounts paid in error

(a)

If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent within ten (10) Business Days.

(b)	Neither:

(i)	the obligations of any Party to the Facility Agent; nor

(ii)

the remedies of the Facility Agent, (whether arising under this Clause 19.11 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).

(c)

All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 19.11 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

Each Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch):

(a)

guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by the Borrower; the payment shall be due (fällig) within three Business Days of a written demand by a Finance Party (or the Facility Agent on its behalf) stating the sum demanded from that Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by the Borrower; and

(b)

undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of the Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within three Business Days of a written demand by that Finance Party (or the Facility Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the respective Guarantor may have with respect to any payment requested by a Finance Party (or the Facility Agent on its behalf) under this guarantee and indemnity.

18.2	Continuing and independent guarantee and indemnity

This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of the Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Excluded defences

(a)

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 18, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)

The obligations of each Guarantor under this Clause 18 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of each Guarantor under this Clause 18 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

(c)

For the avoidance of doubt nothing in this Clause 18 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

18.5	Immediate Recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This applies irrespective of any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to exercise any right of set-off against any Obligor; and/or

(d)

to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 17 (Payments).

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Limitations for German Guarantors

(a)

In the case of a Guarantor incorporated in Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”) or established in Germany as a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (a “German GmbH & Co. KG Guarantor”, together with any “German GmbH Guarantor” hereinafter referred to as “German Guarantor”) the enforcement of the guarantee granted pursuant to this Clause 18 (the “Guarantee”) against such German Guarantor shall be limited as follows:

(i)

The enforcement of the Guarantee shall be limited, if and to the extent that the relevant German Guarantor guarantees obligations of an affiliated company (verbundenes Unternehmen) of such German Guarantor within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than any of the German Guarantor’s Subsidiaries) and that, in such case, the enforcement of the Guarantee (a) would cause the German Guarantor’s, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s assets (the calculation of which shall include all items set forth in Section 266(2) A, B, C and E of the German Commercial Code (Handelsgesetzbuch)) less the German Guarantor’s, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s liabilities (the calculation of which shall include all items set forth in Section 266(3) A II. to V. (but only to the extent that these items may not, in the relevant case, be employed for distributions to shareholders (einer gesetzlichen Ausschüttungssperre unterliegen) pursuant to Section 268(8) of the German Commercial Code), B, C and D of the German Commercial Code, but shall, for the avoidance of doubt, exclude the liabilities under this Guarantee) (the “Net Assets”) to be less than its respective registered share capital (Stammkapital) (Begründung einer Unterbilanz) or (b) (if the German Guarantor’s, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s Net Assets are already less than its respective registered share capital) would cause such deficit to be further increased (Vertiefung einer Unterbilanz).

(ii)	For the purposes of the calculation of the Net Assets pursuant to paragraph (a)(i) above the following balance sheet items shall be adjusted as follows:

(A)

in case the registered share capital of the German Guarantor, or, where the guarantor is a German GmbH & Co KG Guarantor, of its general partner, is not fully paid up (nicht voll eingezahlt), the relevant amount which is not paid up shall be deducted from the registered share capital;

(B)

the amount of any increase after the date of this Agreement of the German Guarantor’s, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s registered share capital which has been effected without the prior written consent of the Facility Agent and which is made out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) shall be deducted from the registered share capital;

(C)

loans provided to the relevant German Guarantor or, where the guarantor is a German GmbH & Co. KG Guarantor, its general partner, by a member of the Group or by a direct or indirect share-holders of that German Guarantor or, where the guarantor is a German GmbH & Co. KG, its general partner, shall be disregarded if they are subordinated by an agreement within the meaning of section 19 (2), second sentence of the German Insolvency Code (Insolvenzordnung), unless the creditor of such loan is also an Obligor; and

(D)	loans and other contractual liabilities incurred in violation of any Finance Document shall be disregarded.

(iii)

In addition, the German Guarantor and, where the guarantor is a German GmbH & Co KG Guarantor, also its general partner shall realise, to the extent legally permitted, in a situation where after enforcement of the Guarantee the German Guarantor, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner would not have Net Assets in excess of its respective registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset, and which are not operationally necessary to continue its, or, where the guarantor is German GmbH & Co. KG Guarantor, its general partner’s, existing business. The German Guarantor and/or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner shall, prior to such realisation, assign its respective claim for the purchase price or other proceeds from the realisation to the Facility Agent for security purposes (Sicherungsabtretung) unless otherwise agreed or directed by the Facility Agent (acting on the instructions of the Majority Lenders), provided that the limitations set out in this Clause 18.10 shall apply in respect of any realisation of any such assigned claim mutatis mutandis.

(iv)

The enforcement of the Guarantee shall initially be excluded pursuant to paragraph (a)(i) of Clause 18.10 above if no later than 10 (ten) Business Days following a demand by the Facility Agent to make a payment under the Guarantee, the managing directors on behalf of the German Guarantor have confirmed in writing to the Facility Agent:

(A)	to what extent the Guarantee granted hereunder is an up-stream or cross-stream guarantee as described in paragraph (a) of Clause 18.10 above; and

(B)

which amount of such cross-stream and/or up-stream guarantee cannot be enforced as it would cause the Net Assets of the German Guarantor, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner to be less than its respective registered share capital (taking into account the adjustments set out in paragraph (a)(ii) of Clause 18.10 above and the realisation duties set out in (a)(iii) Clause 18.10 above),

(the “Management Determination”) and such confirmation is supported by a reasonably satisfactory calculation provided that the Facility Agent shall in any event be entitled to enforce the Guarantee for any amounts where such enforcement would, in accordance with the Management Determination, not cause the German Guarantor’s, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s Net Assets to be less than (or to fall further below) the amount of its respective registered share capital (in each case as calculated and adjusted in accordance with paragraph (a)(i) of Clause 18.10 and paragraph (a)(ii) of Clause 18.10 above).

(v)

Following the Facility Agent’s receipt of a Management Determination, any further enforcement of the Guarantee (ie any enforcement to which the Facility Agent is not already entitled to pursuant to paragraph (a)(iv) of Clause 18.10) shall be excluded pursuant to paragraph (a)(i) of Clause 18.10 above for a period of no more than 30 (thirty) days only. If the Facility Agent receives within such 30 (thirty) day period (a) an up-to date balance sheet together with (b) a determination in each case prepared by auditors of international standing and reputation appointed by the relevant German Guarantor either confirming the Management Determination or setting out deviations from the Management Determination (the “Auditor’s Determination”), the further enforcement of the Guarantee shall be limited, if and to the extent such enforcement would, in accordance with the Auditor’s Determination cause the German Guarantor’s, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s Net Assets to be less than (or to fall further below) the amount of its respective registered share capital in each case as calculated and adjusted in accordance with paragraph (a)(i) of Clause 18.10 and paragraph (a)(ii) of Clause 18.10 above. If the German Guarantor fails to deliver an Auditor’s Determination within 30 (thirty) days after receipt of the Management Determination, the Facility Agent shall be entitled to enforce the Guarantee without any limitation or restriction.

(vi)	The limitations set out in paragraph (a) of this Clause 18.10 shall not apply (or, as the case may be, shall cease to apply):

(A)

if and to the extent the relevant German Guarantor guarantees any amounts borrowed under this Agreement which are lent or on-lent to such German Guarantor or any of its Subsidiaries from time to time; provided that the burden of demonstrating that no amounts have been on-lent is on the German Guarantor, and provided further that an up-to-date financial statement of the German Guarantor prepared in accordance with the principles applicable to its unconsolidated balance sheet (Jahresabschluss according to section 42 of the German Limited Liability Companies Act (GmbH-Gesetz), sections 242, 264 German Commercial Code (Handelsgesetzbuch)) and setting out in reasonable detail in its annex (Anhang) any such on-lending (including to its Subsidiaries) or confirming its non-existence, shall constitute prima facie evidence for this purpose;

(B)

subject to the conditions of section 30 of the German Act on Limited Liability Companies (GmbH-Gesetz), if and when a domination agreement (Beherrschungsvertrag) and/or a profit absorption agreement (Gewinnabführungsvertrag), is or becomes effective between the relevant German Guarantor as dominated entity (beherrschtes Unternehmen) and an Affiliate (which is not a Subsidiary of that German Guarantor) unless the existence of such domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) does not lead to the inapplicability of Section 30 sub-section 1 sentence 1 GmbHG;

(C)

if and to the extent for any other reason the deficit (Unterbilanz) referred to in paragraph (a)(i) of Clause 18.10 above does not constitute a breach of the German Guarantor’s or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s obligations to maintain its registered share capital pursuant to sections 30 et seq. of the German Act on Limited Liability Companies (GmbH-Gesetz);

(D)

if and to the extent that they are not necessary for the purposes of protecting the German Guarantor’s directors, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner’s directors from any liability under Sections 30, 43 GmbHG (including in case of any opening of insolvency proceedings over such German Guarantor (and/or where the guarantor is a German GmbH & Co KG Guarantor, its general partner)).

(b)

In the case of a Guarantor incorporated in Germany as a German stock corporation, the enforcement of the Guarantee granted pursuant to this Clause 18 against such German Guarantor is limited if and to the extent that enforcement would lead to a breach of Section 57 German stock corporation act (AktG). These limitations shall in any event not apply (or, as the case may be, shall cease to apply):

(i)

if and to the extent that the relevant German Guarantor guarantees any amounts borrowed under this Agreement which are lent or on-lent to such German Guarantor or any of its Subsidiaries from time to time; or

(ii)

if it is covered (gedeckt) by a full-value (vollwertigen) repayment, indemnity or recourse claim within the meaning of Section 57 para. 1 sentence 2 second alternative German stock corporation act of the German AG Security Provider (for the avoidance of doubt, other than claims against the managing director (Geschäftsführer)); or

(iii)

if the relevant German Guarantor is a dependent (abhängig) and/or profit pooling (gewinnabführend) company subject to a domination and/or a profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag).

(c)

With respect to paragraph (b)(iii) of Clause 18.10 the Parties agree that, in case (and for so long as) either the Federal Supreme Court (BGH) or a Higher Regional Court (OLG) determine in a final non-appealable judgment that in order to achieve the inapplicability of section 57 German stock corporation act the relevant loss compensation claim of a German stock corporation in respect of a domination and/or a profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) must also be covered by an adequate (vollwertig) compensation claim, then paragraph (a)(iii) of Clause 18.10 shall be interpreted in such a way that the relevant loss compensation claim of any relevant German Guarantor under its domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) must also be covered by an adequate (vollwertig) compensation claim.

(d)

The limitations set out in paragraph (a) of Clause 18.10 and paragraph (b) of Clause 18.10 above shall not affect the right of the Finance Parties to claim again any outstanding amount at a later point in time if and to the extent that this Clause 18.10 would allow this at that later point.

(e)

For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of (1) the enforcement of the Guarantee to the extent such Guarantee guarantees obligations of the German Guarantor itself in its capacity as Borrower or obligations of any of its direct or indirect Subsidiaries including in each case their legal successors or (2) the enforcement of any claim of any Finance Party against the Borrower (in such capacity) under this Agreement.

18.11	Limitations for Additional Guarantors

With respect to any Additional Guarantor, this guarantee is subject to any legally required limitations which are set out in the Accession Agreement applicable to such Additional Guarantor.

19.	REPRESENTATIONS AND WARRANTIES

19.1	Representations and warranties

The representations and warranties set out in this Clause are made by the Company and each Obligor for itself, and where the relevant representation so states, for its Subsidiaries.

19.2	Status

(a)

It is a limited liability company or, as the case may be, a limited liability partnership with a limited liability company as general partner, or, as the case may be, a private unlimited company, or as the case may be, a joint stock company in each case duly incorporated or, in the case of a limited liability partnership, established and validly existing under the laws of its jurisdiction of original incorporation or, as the case may be, establishment.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.4	Legal validity and admissibility in evidence

Subject to the Legal Reservations:

(a)	each Finance Document to which it is a party is its legally binding, valid and enforceable obligation; and

(b)	each Finance Document to which it is a party is admissible in evidence and is in the proper form for its enforcement in the jurisdiction of its incorporation.

19.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)

any law or regulation applicable to it (in the jurisdiction of its incorporation or establishment only to the extent such conflict is material and would be adverse to the risk position of the Lenders);

(b)	in any material respect with its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or its assets to the extent a conflict would have a Material Adverse Effect.

19.6	No default

(a)	No Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document to which it is a party; and

(b)

no other event or circumstance is outstanding which constitutes a default under any Acquisition Document or other document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

19.7	Authorisations

(a)

All authorisations required or desirable to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party, have been obtained or effected and are in full force and effect.

(b)	It has obtained all authorisations necessary for the conduct of its business, trade and ordinary activities, and all such authorisations are in full force and effect.

19.8	Financial statements

(a)	Its financial statements most recently delivered to the Facility Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

(i)	have been prepared in accordance with GAAP, consistently applied; and

(ii)	if audited, give a true and fair view of, or, if unaudited, fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements, including, in particular, any statement made in any such financial statements with regard to any change as against GAAP on the basis of which its Original Financial Statements were prepared.

(b)

The three-year rolling forecast most recently delivered to the Facility Agent pursuant to and in compliance with Clause 20.4 (Rolling forecast) was prepared with due diligence on the basis of current information which, at the time the relevant forecast was prepared, were true and correct in all material respects, and assumptions which the Company considers to be reasonable and fair.

19.9	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.10	Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted.

19.11	No material adverse change

There has been no material adverse change in the consolidated financial condition of the Company or the financial condition of the Obligors since the date to which the Original Financial Statements were drawn up.

19.12	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 23.9 (Insolvency); or

(b)	in Clause 23.10 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group; and

(c)	none of the circumstances described in Clause 23.9 (Insolvency) applies to a member of the Group.

19.13	Centre of main interest

For the purposes of the Insolvency Regulation, its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is its jurisdiction of incorporation.

19.14	Taxes on payments

All amounts payable by it under the Finance Documents to a Lender which is a Qualifying Lender (subject, in the case of a Treaty Lender, to the completion of procedural formalities) may be made without a Tax Deduction.

19.15	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

19.16	Jurisdiction/governing law

(a)	In this Clause:

“Relevant Jurisdiction” means in relation to an Obligor:

(i)	its jurisdiction of incorporation; and

(ii)	any jurisdiction where it has its centre of main interests.

(b)	Its:

(i)	irrevocable submission under the Finance Documents to the jurisdiction of the German courts; and

(ii)	agreement that each Finance Document is governed by German law;

are legal, valid and binding under the laws of its Relevant Jurisdiction provided, in respect of any Obligor incorporated in Australia, these are of a type and form which are usually held to be legal, valid and binding; and

(c)

any judgment obtained in Germany will be recognised and be enforceable by the courts of its Relevant Jurisdiction provided, in the case of any Obligor incorporated in Australia, the enforcement of the judgment would not be contrary to public policy in the Relevant Jurisdiction.

19.17	Sanctions

(a)

None of the Obligors nor any of their Subsidiaries nor to the best of their knowledge after due and careful enquiry, any of their joint ventures, any of their respective directors, officers, employees nor any persons acting on any of their behalf (other than the Finance Parties or any of their affiliates)

(i)	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party, or

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(b)	Each Obligor has established and maintains policies and procedures designed to fully comply with Sanctions.

(c)	No Sanctions are breached by any Obligor due to its entry into the Finance Documents or the transactions contemplated thereby.

(d)

Nothing in this Clause 19.17 or Clause 22.14 (the “Sanctions Provisions”) shall create or establish an obligation or right for the Obligors and their Subsidiaries to the extent that, by having any such obligation or right an Obligors or its Subsidiary (or any director, officer, employee, agent or affiliate thereof) would violate or be under any liability in relation to section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), the Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom) or any other applicable anti-boycott law or regulation (“Blocking Law”) and the Sanctions Provisions shall be so limited in relation to the Obligors and their Subsidiaries and to that extent shall not be made by nor apply to the Obligors and their Subsidiaries.

(e)

In relation to a Finance Party incorporated in Germany or that otherwise notifies the Facility Agent that it is to be regarded as a “Restricted Finance Party” for this purpose or if the Facility Agent is to be regarded as a “Restricted Finance Party” for this purpose (each a “Restricted Finance Party”), the Sanctions Provisions shall only apply for the benefit of that Restricted Finance Party to the extent that such application does not violate or result in any liability under any Blocking Law.

(f)

In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction relating to any part of any Sanctions Provision (each a “Relevant Measure”) the following applies:

(i)

each Restricted Finance Party shall, without undue delay following its receipt of a request for a Relevant Measure, inform the Facility Agent whether or not that Restricted Finance Party has, in the given circumstances in accordance with paragraph (d) above, the benefit of the Sanctions Provision in respect of which that Relevant Measure is sought; and

(ii)

if (a) a Restricted Finance Party informs the Facility Agent in accordance with this paragraph (f) that that Restricted Finance Party does not have, in the given circumstances in accordance with this paragraph (f), the benefit of the Sanctions Provision in respect of which that Relevant Measure is sought, or (b) a Restricted Finance Party does not inform the Facility Agent in accordance with paragraph (i) above within five Business Days after that Restricted Finance Party’s receipt of the request for that Relevant Measure:

(A)	the Commitments of a Lender that is a Restricted Finance Party; and

(B)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties to approve such Relevant Measure has been obtained or whether such Relevant Measure by the requisite Finance Parties has been made.

19.18	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause 19 are made by the Company on the Signing Date.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty set out in Clause 19.2 (Status) to 19.17 (Sanctions) is expressly repeated:

(i)	by each Additional Guarantor and the Company in the relevant Accession Agreement on the date on which that Additional Guarantor becomes an Obligor; and

(ii)	by the Company in the relevant Request, and is deemed to be repeated on the first day of each Interest Period; and

(iii)	by the Company in each Compliance Certificate.

(c)	When a representation and warranty is repeated, it is applied to the facts and circumstances existing at the time of repetition.

(d)

Each Obligor (other than the Company) hereby empowers (bevollmächtigt) the Obligors’ Agent to make the Repeating Representations on its behalf as its proxy (Stellvertreter). Each Obligor (other than the Company) hereby exempts the Obligors’ Agent from the restrictions pursuant to § 181 of the German Civil Code (Bürgerliches Gesetzbuch) for the purpose of making the Repeating Representations on its behalf as proxy.

20.	INFORMATION COVENANTS

20.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders during the term of this Agreement:

(i)	its audited consolidated and audited unconsolidated financial statements for each Financial Year;

(ii)	the audited consolidated financial statements (Testatsversion) of IHKG for each Financial Year;

(iii)	the audited unconsolidated and, if prepared, audited consolidated financial statements of each other Obligor for each of their respective Financial Years;

(iv)	its quarterly consolidated and unconsolidated financial statements, on a year-to-date basis, for each Financial Quarter of each of its Financial Years; and

(v)	the quarterly unconsolidated and, if prepared, consolidated financial statements of each other Obligor, on a year-to-date basis, for each Financial Quarter of each of their respective Financial Years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited consolidated and audited unconsolidated financial statements, within 180 (one hundred-eighty) days,

(ii)	in the case of each other Obligor’s audited unconsolidated and, if available, audited consolidated financial statements, within 180 (one hundred-eighty) days,
(iii)	in the case of the Company’s quarterly consolidated and unconsolidated financial statements, within 45 (forty-five) days,

(iv)

in the case of each other Obligor’s quarterly unconsolidated and, if available, consolidated financial statements, within 45 (forty-five) days, with the proviso, that such financial statements do not need to be signed by the relevant Obligors, and

(v)	of the end of the relevant financial period.

20.2	Form of financial statements

(a)

The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up, provided that the Lenders agree that

(i)

the Obligors may avail themselves of statutory simplification rules (Vereinfachungsvorschriften), eg, without limitation, sections 291 et seq. of the German Commercial Code (Handelsgesetzbuch), as may be applicable to them from time to time except in relation to the consolidated financial statements (audited or unaudited) of the Company provided that in respect of each other Borrower, the Company must ensure each set of financial statements supplied under this Agreement in respect of the Borrower contains, without limitation, a balance sheet (Bilanz) and a profit and loss statement (Gewinn- und Verlustrechnung) and, if prepared, any notes or other supplements thereto; and

(ii)

each set of the financial statements to be supplied for each Obligor other than the Company pursuant to paragraph (a)(ii) of Clause 20.1 above, may be prepared, in accordance with the provisions of the German Commercial Code (Handels-gesetzbuch) in the form of a Handelsbilanz II., provided that each such financial statement shall be signed by duly authorised representatives of the relevant Obligor.

(b)

The Company must ensure that each set of quarterly consolidated and unconsolidated financial statements supplied under paragraph 22.1 (Financial statements) above, includes, in any event, a balance sheet, a profit and loss statement and, in the case of any consolidated financial statement, a consolidated cash flow statement of the Company.

(c)	The Company must promptly notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(d)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (c) above; and

(ii)

sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

(e)

If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 (thirty) days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(f)

Notwithstanding any change to the manner in which its audited consolidated financial statements are prepared that may have taken effect after the date to which its Original Financial Statements were prepared, the Company must in this case supply with each set of its financial statements supplied after the first such change to the manner in which its audited consolidated financial statements are prepared, another set of its financial statements prepared on the same basis as the Original Financial Statements.

20.3	Compliance Certificate; Frozen GAAP

(a)

The Company must supply to the Facility Agent a Compliance Certificate with each set of its audited consolidated financial statements and each set of its quarterly consolidated financial statements of each of its Financial Years sent to the Facility Agent under this Agreement, provided that, if any change shall have occurred to the manner in which its audited consolidated financial statements are prepared after the date to which the Original Financial Statements were prepared (including, without limitation, as a result of any change in applicable legislation, e.g., pursuant to the German Bilanzrechtsmodernisierungsgesetz – BilMoG), the Company must as of such time supply each Compliance Certificate delivered pursuant to this Clause 20.3 together with, and calculated on the basis of, a supplement to the set of its financial statements for the relevant financial period, setting out, or allowing without reference to any other documentation, a re-calculation of the relevant financial statements on the same basis as the Original Financial Statements (the “Frozen GAAP Calculation”), and compliance with the provisions of Clause 21 (Financial covenants) and any adjustment in the Margin pursuant to the table under “Part 2 (Euro Term Rate Loans – Margin)” of Schedule 11 (Reference Rate Terms) will in each case be determined by reference to that Compliance Certificate and the relevant Frozen GAAP Calculation on which that Compliance Certificate is based.

(b)	A Compliance Certificate must be signed by a sufficient number of the Company’s authorised signatory/ies (Geschäftsführer, Vorstände, Prokuristen (as applicable)).

20.4	Rolling forecast

The Company must supply to the Facility Agent prior to the beginning of each of its Financial Years, a rolling forecast for its then next following three Financial Years, comprising a consolidated profit and loss statement, a consolidated balance sheet and a consolidated cash flow statement of the Company, including respective assumptions.

20.5	Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by the Company to its financial creditors generally or any class of them at the same time as they are despatched;

(b)

promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings, the subject value of which exceeds, on an individual case basis, Euro 20,000,000 (twenty million) or, in aggregate at any time, Euro 30,000,000 (thirty million), which have been started or, to the best of its knowledge, threatened against any member of the Group;

(c)

promptly on request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party through the Facility Agent may reasonably request.

20.6	Information – acquisitions

The Company must, in the event of any acquisition or a series of acquisitions exceeding a consideration of EUR 100,000,000 (calculated as the purchase price for equity plus net indebtedness of the acquisition target as consolidated on the completion date of the respective acquisition) in a Financial Year in total, being proposed to be made by any member of the Group, promptly upon the relevant corporate bodies of the member(s) of the Group proposing to make that acquisition having resolved to effect that acquisition and in any event before closing of that acquisition transaction, supply to the Facility Agent:

(a)

an updated three-year rolling forecast in accordance with Clause 20.4 (Rolling forecast) including the acquisition target on a pro forma basis, demonstrating that the relevant acquisition will not, during the period covered by the relevant forecast, result in any obligation of the Company pursuant to Clause 21 (Financial covenants) being breached;

(b)	written confirmation that the acquisition is made on arm’s length terms;

(c)	evidence in form and substance satisfactory to the Facility Agent that the business of the acquisition target is in line with the general nature of the business of the Group; and

(d)

evidence in form and substance satisfactory to the Facility Agent that the Company and/or the relevant member of the Group making that acquisition has carried out all relevant measures with respect to (tax, legal and financial) due diligences as may be appropriate for the acquisition in question.

20.7	Information on merger control

The Company shall inform the Facility Agent of any relevant communication with or from any applicable competition or regulatory authority (including, without limitation, the United States Department of Justice or the United States Federal Trade Commission, the European Commission, or the Bundeskartellamt), or any decision taken or determination made by any such authority, with regard to or in connection with any application for merger control clearance or regulatory approval in relation to the Acquisition.

20.8	Notification of Default

(a)

Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

20.9	Change of fiscal year

Each Obligor must (and the Company must procure that each other member of the Group will) notify the Facility Agent of any change in the Financial Year of that Obligor or other member of the Group.

20.10	Customer due diligence requirements

(a)

Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements (“know-your-customer” requirements).

(b)

Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all customer due diligence requirements.

20.11	Information miscellaneous

The Company must supply to the Facility Agent:

(a)

promptly on request, such further information as required in order to comply with the Lenders’ obligations under section 18 of the German Banking Act (Kreditwesengesetz) or similar provisions under any other applicable law;

(b)	promptly upon becoming aware of them, the details of any event giving rise to a mandatory prepayment;

(c)	promptly upon becoming aware of them, details of any event which has or is reasonably likely to have a Material Adverse Effect;

(d)	promptly the details of any waiver, amendment, confirmation, modification or supplement to or in relation to the Merger Agreement; and

(e)	promptly upon the Closing Date (as defined in the Merger Agreement) a confirmation that the Acquisition has been completed in accordance with the Merger Agreement.

21.	FINANCIAL COVENANTS

21.1	Definitions

(a)	In this Clause:

“Adjusted Consolidated EBITDA” means, in relation to a Measurement Period, Consolidated EBITDA for the period adjusted by:

(i)

including the operating profit before interest, taxes, depreciation, amortisation and impairment charges (EBITDA) of a member of the Group or attributable to a business or assets (the latter evidenced in reasonable detail or by due diligence report) acquired during the Measurement Period for that part of the Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

(ii)	excluding the EBITDA attributable to any member of the Group or to any business or assets sold during that Measurement Period.

“Consolidated EBITDA” means, for any period for which it is being calculated, on a consolidated basis the result from ordinary operations (in the meaning of Section 275 (2) No. 14 of the German Commercial Code (Handelsgesetzbuch)):

(i)	plus depreciation on financial assets and trade securities;

(ii)	plus depreciation on the business value/goodwill;

(iii)	plus depreciation on immaterial fixed assets and other fixed assets;

(iv)	plus interest and comparable expenses including expenses for interest hedging that are not interest;

(v)

plus any arrangement, financing and legal fees, break costs and other external costs related to this financing (but only to the extent as such are or shall be included in the consolidated financial statements for the financial year 2025);

(vi)	plus any unrealised currency losses and minus any unrealised currency gains;

(vii)

plus any non-recurring restructuring costs in relation to acquisitions permitted under this Agreement, in particular for legal restructuring, finance integration, IT integration, logistic integration, headhunting and severance payments, extraordinary travel expenses, removal of business location and the retention bonus for the management of the acquired group, company and/or assets but excluding refurbishment and repair and provided that such costs do not exceed an aggregate amount of Euro 20,000,000 (twenty million) per annum;

(viii)	plus non-recurring costs arising under, or in connection with, this Agreement;

(ix)	minus other interest income and comparable income;

(x)	minus profits from other securities and loans of financial fixed assets; and

(xi)	plus losses from participations and minus profits from participations each without double counting and as shown in the consolidated financial statements of the Company for the respective Measurement Period.

“Consolidated Eligible Cash and Cash Equivalents” means, at any time cash in hand or on deposit with any Acceptable Bank (Schecks, Kassenbestand, Bundesbank – Postgiroguthaben, Guthaben bei Kreditinstituten) to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Financial Debt,

(i)

deducting the aggregate amount of any actual or contingent liabilities due, owing or incurred by any member of the Group or any other person to any bank which could be set off against the amount standing to the credit of the relevant account or deposit account; and

(ii)

deducting any amount of cash on deposit with any bank where repayment is contingent on the prior discharge of any other financial indebtedness of any person whatsoever or on the satisfaction of any other condition.

“Consolidated Total Financial Debt” means, in respect of the Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal, capital or other amount (including any fixed or minimum premium payable on prepayment or redemption) at which the liabilities would be carried in a consolidated balance sheet of the Company drawn up at that time:

(i)	any amount raised pursuant to any note purchase facility or the issue of any bond (Anleihe), note, debenture, promissory note (Schuldschein), loan stock or other similar instrument;

(ii)	any moneys borrowed and debit balances at banks (Verbindlichkeiten gegenüber Kreditinstituten);

(iii)	any amount raised by acceptance under any acceptance credit facility (Verbindlichkeiten aus der Annahme gezogener Wechsel und der Ausstellung eigener Wechsel);

(iv)

any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse) excluding, for the avoidance of doubt, any amount in respect of the discounting of commercial bills of exchange which represent contingent liabilities under the relevant applicable accounting principles;

(v)

any indebtedness on account of payments received from customers before the time of acquisition or possession by those customers of goods or services sold or rendered by any member of the Group where the advance payments is arranged primarily as a method of raising finance;

(vi)

any amount of any liability under an advance or deferred purchase agreement if (1) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (2) the agreement is in respect of the supply of assets or services and payment is due more than 60 (sixty) days after the date of supply;

(vii)

any indebtedness under leasing arrangements a liability under which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability which would be treated as an operating lease);

(viii)

the principal amount of loans extended to any member of the Group by any direct or indirect shareholder which is not a member of the Group (Verbindlichkeiten gegenüber Gesellschaftern), other than (1) shareholder loans subordinated so as to rank behind claims subordinated under or pursuant to section 39 (1) No. 5 and/or section 39 (2) of the German Insolvency Code (Insolvenzordnung) or similarly deeply subordinated under any other applicable law or regulation;

(ix)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(x)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.

“Consolidated Total Net Financial Debt” means at any time Consolidated Total Financial Debt less Consolidated Eligible Cash and Cash Equivalents.

“Measurement Period” means a period of 12 (twelve) months ending on a Test Date.

“Test Date” means 31 March, 30 June, 30 September and 31 December.

21.2	Interpretation

(a)

Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than euro is to be taken into account at its euro equivalent calculated on the basis of:

(i)

the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the Düsseldorf foreign exchange market with euros at or about 11:00 a.m. on the day the relevant amount falls to be calculated; or

(ii)

if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

21.3	Leverage Ratio

The Company must ensure that the ratio of Consolidated Total Net Financial Debt to Adjusted Consolidated EBITDA (the “Leverage Ratio”) does not at any time exceed 3.50: 1.00 provided that such ratio may

(a)

as a result of a single acquisition or a series of acquisitions exceeding a consideration of EUR 30,000,000 (thirty million) (calculated as the purchase price for equity plus net indebtedness of the acquisition target as consolidated on the completion date of the respective acquisition) in a Financial Year in total, exceed 3.50:1.00 but not 4.00:1.00 on the three consecutive Test Dates falling immediately after the consummation of such acquisition or such series of acquisitions (the “Excession”) and further provided that the Company has delivered to the Facility Agent, as soon as reasonably practicable after the time the obligation to consummate such acquisition or such series of acquisitions is entered into and in any event prior to consummation of such acquisition or such series of acquisitions a certificate stating that on a pro forma basis it will (or that it is likely that it will) as a result of such acquisition or such series of acquisitions not be in compliance with the financial covenant level of 3.50:1.00.

(b)

An Excession may not occur more than twice during the lifetime of the Facility provided that, in the event of a second Excession, the Leverage Ratio must not exceed 3.50:1.00 on at least one Test Date between the first and the second Excession.

22.	GENERAL COVENANTS

22.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause 24, and where the covenant is expressed to apply to any other member of the Group, the Company must ensure that such members of the Group perform that covenant.

22.2	Authorisations

Each Obligor must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation to enable it to perform its respective obligations under, or required for the validity or enforceability of, any Finance Document.

22.3	Compliance with laws

Each Obligor must comply in all respects with all laws to which it is subject where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

22.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

22.5	Negative pledge

(a)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to

(i)	Any Existing Security Interest created for the purpose of the securing of any Existing Financial Indebtedness of any member of the Group;

(ii)	any security, netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)

any Security Interest arising under customary general business conditions (Allgemeine Geschäftsbedingungen) of any bank with whom a member of the Group maintains a banking relationship in the ordinary course of business (other than a financial institution in the Netherlands);

(iv)

any Security Interest arising under clause 24 and clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(v)

any Security Interest arising under any retention of title (including any extended retention of tile (verlängerter Eigentumsvorbehalt)), hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier’s general business conditions (Allgemeine Geschäftsbedingungen);

(vi)	any lien arising by operation of law and in the ordinary course of business;

(vii)	a deemed security interest under section 12(3) of the Personal Property Securities Act 2009 (Cth) of Australia which does not secure payment or performance of an obligation;

(viii)	any Security Interest comprising a cash bond or rental deposit provided by an Obligor incorporated in Australia to a landlord in support of the obligations of an Obligor under a real property lease;

(ix)

any cash collateral provided to secure an indemnity obligation in respect of a bank guarantee or letter of credit provided to a landlord in support of the obligations of an Obligor incorporated in Australia under a real property lease;

(x)

any Security Interest created or subsisting in order to secure any obligations incurred in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to section 7e of the Fourth Book of the German Social Security Code (SGB IV), or any other similar obligation imposed by any statutory law other than German law;

(xi)

any customary Security Interest created in the ordinary course of business in connection with any hedging agreement or any forward agreement (Termingeschäft) securing the price of any raw materials required for the business of any member of the Group, in each case pursuant to the terms of any ISDA or other recognised framework master agreement (Rahmenvertrag);

(xii)

any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the Signing Date but only for the period of 6 (six) months from the date of acquisition of that asset or person, and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(xiii)	any Security Interest created with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); and

(xiv)

any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding paragraphs) does not exceed Euro 100,000,000 (one hundred million) or its equivalent at any time.

22.6	Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality (otherwise than pursuant to any programme for the sale of receivables on a non-recourse basis);

(iii)	of obsolete or redundant assets for cash;

(iv)

of assets by a member of the Group (the “Disposing Entity”) to another member of the Group (the “Acquiring Entity”), but if the Disposing Entity is an Obligor, the Acquiring Entity must also be an Obligor;

(v)	where the relevant member of the Group is required to effect such disposal by law or any governmental authority or agency;

(vi)

of assets permitted pursuant to paragraph (b) of Clause 22.5 (Negative Pledge) or paragraph (b) to paragraph (d) of Clause 22.11 (Mergers) or as part of a transaction permitted pursuant to paragraph (b)(viii) of Clause22.7 (Financial Indebtedness);

(vii)	of real estate assets as part of a sale and lease back transaction;

(viii)

of any non-real estate assets as part of a sale and lease back transaction where the consideration received or receivable, when aggregated with the consideration received or receivable in respect of all other disposals of non-real estate assets made by members of the Group in the course of sale and lease back transactions during the relevant Financial Year of the Company does not exceed in that Financial Year Euro 50,000,000 (fifty million) (or its equivalent in another currency);

(ix)

of assets pursuant to any programme for the sale of receivables on a non-recourse basis (including, for the avoidance of doubt, any asset backed security transaction) up to an aggregate amount in the Group not exceeding at any time 7.5 per cent. of Consolidated Net Sales; or

(x)

where the higher of the market value and consideration receivable (when aggregated with the higher of the market value and consideration for any other disposal not allowed under the preceding paragraphs) does not exceed (a) 5 per cent. of the consolidated total assets (Bilanzsumme) of the Group in any Financial Year and (b) 20 per cent. of the consolidated total assets (Bilanzsumme) of the Group during the life of the Facility (in each case as shown in the most recent audited consolidated balance sheet of the Company supplied under paragraph (a)(i) of Clause 20.1 (Financial statements).

22.7	Financial Indebtedness

(a)	Except as provided below, no member of the Group (other than the Company) may incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) does not apply to

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	Financial Indebtedness under the Existing Facility Agreement and the Existing Financial Indebtedness set out in Schedule 9 (Existing Financial Indebtedness);

(iii)	any Financial Indebtedness owed by a member of the Group to another member of the Group;

(iv)

any Financial Indebtedness arising under, or in connection with, the intra-day-cash-pooling system in operation within the Group, vis-à-vis any bank involved in such system, provided any such Financial Indebtedness is dis-charged no later than at midnight of the day it has arisen;

(v)

any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition of that person, but only for a period of 6 (six) months from the date of acquisition;

(vi)	any derivative transaction protecting against or benefiting from fluctuations in any currency exchange or other rate or price, entered into in the ordinary course of business;

(vii)

any Financial Indebtedness arising under any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability, not exceeding in aggregate Euro 120,000,000 (one hundred twenty million) (or its equivalent in another currency) at any time;

(viii)

any Financial Indebtedness arising under Commodity Financing Arrangements not exceeding in aggregate the higher of (a) Euro 250,000,000 (two hundred fifty million) and (b) 7,5 per cent. of Consolidated Net Sales at any time;

(ix)	any Financial Indebtedness arising under the sale and lease-back of any real estate assets;

(x)

any Financial Indebtedness arising under the sale and lease-back of any non-real estate assets not exceeding in aggregate Euro 50,000,000 (fifty million) (or its equivalent in another currency) at any time;

(xi)

Financial Indebtedness under bilateral loan facilities to the extent such loans are covered by credit insurance guarantees (Kreditbesicherungsgarantien) issued under an ancillary facility under the Existing Facility Agreement;

(xii)	any Financial Indebtedness arising under Reverse Factoring Transactions;

(xiii)	any Financial Indebtedness to the extent covered by a guarantee or similar instrument issued under an ancillary facility under the Existing Facility Agreement;

(xiv)

any Financial Indebtedness comprising or relating to obligations of an Obligor incorporated in Australia under a real property lease, including by way of cash bond, rental deposit, cash collateral, bank guarantee or letter of credit;

(xv)	any liability pursuant to a fiscal unit (fiscale eenheid) for Dutch corporate income tax or value added tax purposes;

(xvi)	any liability pursuant to a declaration of joint and several liability as referred to in Section 2:403 of the Dutch Civil Code;

(xvii)	any guarantee given by an Obligor incorporated in Australia pursuant to Part 2M.6 of the Corporations Act 2001 (Cth) of Australia;

(xviii)	any Financial Indebtedness incurred with the prior consent of the Majority Lenders; or

(xix)	any other Financial Indebtedness incurred by members of the Group which in aggregate does not exceed Euro 150,000,000 (one hundred fifty million) or its equivalent in another currency at any time.

(c)

Notwithstanding paragraph (a) above, any Financial Indebtedness incurred or permitted to be outstanding by the Company qualifying as Financial Indebtedness under paragraphs (vii), (viii) and (x) of paragraph (b) above count against the thresholds set out therein and as a result, the Financial Indebtedness of the members of the Group (for the avoidance of doubt, including the Company) qualifying as Financial Indebtedness under (vii), (viii) and (x) of paragraph (b) above, must in aggregate not exceed at any time the relevant thresholds set out therein.

22.8	Guarantees

(a)	Except as provided below, no member of the Group shall incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person which is not a member of the Group.

(b)

Paragraph (a) does not apply to guarantees and indemnities in an aggregate amount in the Group not exceeding Euro 100,000,000 (one hundred million) (or its equivalent in another currency) (the “Guarantees and Indemnities Basket”) at any time. Whereby in any case, the amount disposed of under the Guarantees and Indemnities Basket shall reduce the available amount under the Loans-out Basket under Paragraph (b) of Clause 24.9 of this Agreement.

(c)	Paragraph (a) does not apply to

(i)

any guarantee of a member of the Group in connection with the Existing Facility Agreement or the debt financing as listed in Schedule 9 (Existing Financial Indebtedness) provided that any such guarantee must rank pari passu to any guarantee provided under this Agreement;

(ii)

any guarantee or indemnity which is a performance guarantee, bond or similar guaranteeing performance (including payment obligations (other than in respect of Financial Indebtedness)) by Intersnack Australia Holding Company Pty Ltd and its Subsidiaries under any contract entered into in the ordinary course of business in an aggregate amount not exceeding Euro 10,000,000 (ten million) (or its equivalent in another currency) at any time; and

(iii)	any guarantee given by Intersnack Australia Holding Company Pty Ltd pursuant to Part 2M.6 of the Corporations Act 2001 (Cth).

22.9	Loans out

(a)	Except as provided below, no member of the Group shall be the creditor in respect of Financial Indebtedness owed by a person which is not a member of the Group.

(b)

Paragraph (a) does not apply to any Financial Indebtedness in an aggregate principal amount not exceeding Euro 300,000,000 (three hundred million) (or its equivalent in another currency), with the proviso that in aggregate only up to Euro 100,000,000 (one hundred million) thereof may be extended to persons other than IHKG and/or any of its Affiliates (the “Loans-out Basket”). Whereby the available amount under the Loans-out Basket is subject to reduction as set out under paragraph (b) of Clause 22.8 (Guarantees).

22.10	Change of business

The Company must ensure that no change is made to the general nature of the business of the Company, each other Obligor or the Group from that carried on at the date of this Agreement.

22.11	Mergers

No member of the Group may enter into any amalgamation, demerger, merger, transformation or corporate reconstruction, either contemplated by the German Transformation Act (Umwandlungsgesetz) or under any other applicable law, other than

(a)	under an intra-Group re-organisation on a solvent basis not involving any Obligor, or

(b)	between an Obligor and another member of the Group which is not an Obligor provided that the Obligor is the surviving entity; or

(c)	under a transaction agreed by the Majority Lenders; or

(d)

amalgamations, demergers, mergers, transformations or corporate reconstructions which constitute an acquisition (provided Clause 20.6 (Information – acquisitions) is complied with) or a permitted disposal pursuant to pursuant to paragraph (b) of Clause 22.6 (Disposals).

22.12	Arm’s length

No member of the Group may enter into any transaction with any person (for the avoidance of doubt other than any member of the Group) otherwise than on arm’s length terms.

22.13	Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

22.14	Sanctions

(a)	Each Obligor shall comply with all Sanctions.

(b)

Each Obligor will inform the Facility Agent immediately and without unjustified delay about any active criminal or other public investigation led by a public authority with charges of Sanctions violations against any Obligor or any of its Subsidiaries, or, to the best knowledge of each Obligor after due and careful enquiry, against its directors, officers or employees, affiliates, agents, joint venture partners, or representatives.

(c)	No Obligor will fund any part of any payment or repayment in connection with this Agreement out of proceeds derived in whole or in part from activity that is or would cause a breach of any Sanctions.

(d)

No Obligor will, and will not permit or authorise any other person (other than the Finance Parties or any of their affiliates) to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by this Agreement to fund any trade, business or other activities:

(i)	Involving, relating to or for the benefit of, any Restricted Party; or

(ii)	in any other manner that would result in the Obligor or any Lender being in breach of any Sanctions or becoming a Restricted Party.

(e)

None of the Sanctions Provisions shall create or establish an obligation or right for the Obligors and their Subsidiaries to the extent that, by having any such obligation or right an Obligors or its Subsidiary (or any director, officer, employee, agent or affiliate thereof) would violate or be under any liability in relation to any Blocking Law and the Sanctions Provisions shall be so limited in relation to the Obligors and their Subsidiaries and to that extent shall not be made by nor apply to the Obligors and their Subsidiaries.

(f)

In relation to a Finance Party incorporated in Germany or that otherwise notifies the Facility Agent that it is to be regarded as a “Restricted Finance Party” for this purpose or if the Facility Agent is to be regarded as a “Restricted Finance Party” for this purpose (each a “Restricted Finance Party”), the Sanctions Provisions shall only apply for the benefit of that Restricted Finance Party to the extent that such application does not violate or result in any liability under any Blocking Law.

(g)

In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction relating to any part of any Sanctions Provision (each a “Relevant Measure”) the following applies:

(i)

each Restricted Finance Party shall, without undue delay following its receipt of a request for a Relevant Measure, inform the Facility Agent whether or not that Restricted Finance Party has, in the given circumstances in accordance with paragraph (d) above, the benefit of the Sanctions Provision in respect of which that Relevant Measure is sought; and

(ii)

if (A) a Restricted Finance Party informs the Facility Agent in accordance with this paragraph (g) that that Restricted Finance Party does not have, in the given circumstances in accordance with this paragraph (g), the benefit of the Sanctions Provision in respect of which that Relevant Measure is sought, or (B) a Restricted Finance Party does not inform the Facility Agent in accordance with paragraph (i) above within five Business Days after that Restricted Finance Party’s receipt of the request for that Relevant Measure:

(A)	the Commitments of a Lender that is a Restricted Finance Party; and

(B)

the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties to approve such Relevant Measure has been obtained or whether such Relevant Measure by the requisite Finance Parties has been made.

22.15	Anti-Bribery, Anti-Corruption and Anti-money laundering

(a)

The Company has initiated and maintains policies and procedures designed to promote and achieve compliance by each member of the Group with Anti-Bribery and Anti-Corruption laws, and Anti-Money Laundering Laws (each as applicable to it).

(b)

The Company and each other member of the Group conducts its business in compliance with the Anti-Bribery and Anti-Corruption laws, and Anti-Money Laundering Laws in any applicable jurisdiction. Neither the Company nor any of its Subsidiaries or any of their respective Affiliates, directors, officers or administrators, nor to the best of the Company’s knowledge, their respective agents or employees has (have) engaged or will engage in any activity or conduct which violates any applicable Anti-Bribery and Anti-Corruption laws or Anti-Money Laundering Laws.

22.16	Additional Guarantors

(a)	In this Clause 22.16:

“Relevant Target Financial Statements” means the latest financial statements of the target entity prior to the acquisition delivered to the Company in connection with such acquisition.

“Material Company” means any company acquired and becoming a member of the Group after the Signing Date which based on the Relevant Target Financial Statements has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA representing 10 per cent. or more of Consolidated EBITDA of the Group, such Consolidated EBITDA of the Group relating to the same financial period as the Relevant Target Financial Statements. For the avoidance of doubt and for the purpose of this Clause 22.16 in each case EBITDA shall be calculated on a 12-months rolling basis.

(b)

The Company must ensure that, in case of an acquisition of a Material Company, such Material Company accedes to this Agreement as an Additional Guarantor in accordance with the provisions of Clause 30.10 (Additional Guarantor):

(i)	in case of a Material Company organised under the laws of Germany, within 45 (forty-five) days; and

(ii)	in case of a Material Company organised under the laws other than Germany, within 60 (sixty) days, in each case upon closing of the relevant acquisition of such Material Company.

The Company shall inform the Facility Agent within 10 (ten) Business Days from the relevant closing date of the acquisition of a Material Company.

22.17	Merger Agreement

The Company shall not agree to any waiver, amendment, confirmation, modification or supplement to or in relation to the Merger Agreement (as of the Date of the Commitment Letter), which could reasonably be expected to be materially prejudicial to the interests of the Lenders (taken as a whole) (in their capacity as such under the Finance Documents) without the prior consent of Facility Agent acting on the instructions of the Lenders (not to be unreasonably withheld, conditioned or delayed and provided that the Facility Agent shall be deemed to have consented to such modification, amendment, waiver or consent unless it shall object thereto within five Business Days after receipt of written notice of such modification, amendment, waiver or consent). Notwithstanding the foregoing, any waiver, amendment, confirmation, modification or supplement shall:

(a)	not be considered to be materially prejudicial to the interests of the Lenders (taken as a whole) if it effects a reduction in the price per share of the common stock of the Target; and

(b)

shall be considered to be materially prejudicial to the interests of the Lenders (taken as a whole) if it relates to (i) the definition of the term Outside Date or (ii) an increase to the amount of cash consideration payable by or on behalf of any member of the Group pursuant to the Merger Agreement unless funded with additional equity contributed to the Company by its shareholder.

23.	EVENTS OF DEFAULT

23.1	Events of Default

Each of the events or circumstances set out in this Clause (other than Clause 23.14 (Acceleration) and Clause 23.15 (Clean-Up)) is an Event of Default.

23.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is caused by technical or administrative error or a Disruption Event and is remedied within 5 (five) Business Days of the due date.

23.3	Breach of other obligations

(a)	The Company does not comply with any term of Clause 23 (Financial covenants); or

(b)

an Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clause 23.2 (Non-payment) or in paragraph (a) above), unless (other than in relation to non-compliance with the terms of Clause 4.3 (Conditions Subsequent)) the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 15 (fifteen) Business Days of the earlier of the Facility Agent giving notice to the Company of the failure to comply and any Obligor becoming aware of the non-compliance.

23.4	Misrepresentation

A representation, covenant or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated unless the circumstances giving rise to such misrepresentation

(a)	are capable of remedy; and

(b)	are remedied within 15 (fifteen) Business Days of the earlier of the Facility Agent giving notice of the misrepresentation to the Company and any Obligor becoming aware of such misrepresentation.

23.5	Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than Euro 25,000,000 (twenty five million) or its equivalent in another currency.

23.6	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)

Any obligation of any Obligor under any Finance Document is not or ceases to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Subject to the Legal Reservations, any Finance Document ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	The guarantee and indemnity granted pursuant to Clause 20 is not or ceases to be legal, valid, binding or enforceable against each Guarantor.

23.7	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

23.8	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents, or the transactions contemplated in the Finance Documents, or against any member of the Group or its assets, which have or are reasonably likely to have a Material Adverse Effect.

23.9	Insolvency

(a)

A member of the Group either (1) incorporated or established in the Federal Republic of Germany, or (2) incorporated or established in another jurisdiction but having its centre of main interests in the Federal Republic of Germany (each a German Group Member) is over-indebted (überschuldet), unable to pay its debts as they fall due (zahlungsunfähig), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung), any German Group Member files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the management (Geschäftsführung) of any German Group Member is required by law to file for insolvency, or the competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung), or the competent court institutes insolvency proceedings against any German Group Member (Eröffnung des Insolvenzverfahrens).

(b)

Any member of the Group either (1) incorporated or established in a jurisdiction other than the Federal Republic of Germany or (2) incorporated or established in the Federal Republic of Germany but having its centre of main interests in another jurisdiction, (each a Foreign Group Member) enters into voluntary or involuntary bankruptcy, or insolvency proceedings or becomes insolvent, or is unable to pay its debts as they fall due, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, or makes a general assignment for the benefit of or a composition with its creditors, or declares a moratorium in respect of any of its indebtedness, or a receiver, trustee, administrative receiver, administrator, examiner, arranger, liquidator or similar officer is appointed for any Foreign Group Member or for all or any part of the undertaking or assets of any Foreign Group Member, or proceedings are opened by or against any Foreign Group Member under any reorganisation, arrangement, re-adjustment of debts or liquidation or insolvency law or regulation, or any order (provisional or final) is made or applied for, or resolution passed for the suspension of payments or dissolution, termination of existence, liquidation, winding up, bankruptcy, administration, insolvency, judicial management, examinership or curatorship of any Foreign Group Member, or if any event shall occur which, under the law of the country of incorporation of the relevant member of the Group, shall have an equivalent effect.

(c)	paragraph (b) above shall not apply to any winding-up petition in the United Kingdom or Australia which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

23.10	Creditors’ process

(a)

Subject to paragraph (b) below, any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Group, having an aggregate value of at least Euro 15,000,000 (fifteen million) and is not discharged within 14 (fourteen) days.

(b)	A Dutch executory attachment (executoriaal beslag) affects any asset of a member of the Group, having an aggregate value of at least Euro 15,000,000 (fifteen million).

23.11	Cessation of business

An Obligor ceases, or threatens to cease, to carry on business except as a result of a permitted disposal pursuant to paragraph (b) of Clause 22.6 (Disposals) or a permitted merger pursuant to Clause 22.11 (Mergers).

23.12	Ownership of the Obligors

An Obligor (other than the Company) ceases to be a (directly or indirectly) wholly-owned Subsidiary of the Company except as a result of a permitted disposal pursuant to paragraph (b) of Clause 22.6 (Disposals) or a permitted merger pursuant to Clause 22.11 (Mergers).

23.13	Material adverse change

Any event or series of events occurs which has or is reasonably likely to have a Material Adverse Effect.

23.14	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are immediately due and payable; and/or

(c)

by notice to any Dutch Obligor concerned, require that Dutch Obligor to give a guarantee or security interest in favour of the Finance Parties and/or the Facility Agent, and that Dutch Obligor must comply with that request.

23.15	Clean-Up

(a)	For the purpose of this Clause 23.15:

“Clean-up Event of Default” means an Event of Default other than an Event of default referred to in Clauses 23.2 (Non-payment), 23.6 (Unlawfulness and invalidity), 23.9 (Insolvency) and 23.11 (Cessation of business).

“Clean-up Period” means a period commencing on the Signing Date and ending 60 (sixty) days after the Closing Date (as defined in the Merger Agreement).

(b)	Notwithstanding any other provision of any Finance Document:

(i)	any breach of a representation or an undertaking; or

(ii)	any Event of Default constituting a Clean-Up Event of Default,

will during the Clean-up Period not be, or deemed to be, a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(iii)

it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to the Target and its Subsidiaries (or any obligation to procure or ensure in relation to the Target and its Subsidiaries);

(iv)	it is capable of remedy and reasonable steps are being taken to remedy it;

(v)	the circumstances giving rise to it have not been procured by or approved by the Company, the Acquirer or Merger Sub; and

(vi)	it is not reasonably likely to have a Material Adverse Effect.

(c)

If the relevant circumstances continue after the last day of the Clean-up Period, there will be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties hereunder).

24.	THE ADMINISTRATIVE PARTIES

24.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)

perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)

Each Finance Party hereby exempts the Facility Agent from the restrictions provided for in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to the extent legally possible for such Finance Party. A Finance Party which is excluded from granting such exemption for legal reasons undertakes to notify the Facility Agent accordingly.

(d)	The Facility Agent has only those duties which are expressly specified in the Finance Documents (and no others shall be implied). Those duties are solely of a mechanical and administrative nature.

24.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

24.3	No fiduciary duties

Unless otherwise agreed in the Finance Documents,

(a)	nothing in the Finance Documents makes an Administrative Party a trustee (Treuhänder) or fiduciary for any other Party or any other person;

(b)	neither the Facility Agent nor any Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) to any person; and

(c)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

24.4	Individual position of an Administrative Party

(a)

If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(c)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(d)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

24.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by the Obligors’ Agent or an Obligor is made on behalf of and with the consent and knowledge of each Obligor;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(e)	act under the Finance Documents through its personnel and agents.

24.6	Majority Lenders’ instructions

(a)

The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)

The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

24.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)

has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)

has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

24.8	Exclusion of liability

(a)

No Administrative Party is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. The exclusion of liability in this paragraph constitutes a contract for the benefit of any officer, employee or agent of an Administrative Party as contemplated in section 328 of the German Civil Code (Bürgerliches Gesetzbuch).

(c)

The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)

(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any customer due diligence requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)

Each Finance Party confirms to each Administrative Party that it is solely responsible for any customer due diligence requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

24.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

24.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)

either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)

In acting as the Facility Agent, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)

The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

(g)

Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Obligors’ Agent and shall disclose the same upon the written request of the Obligors’ Agent or the Majority Lenders.

24.11	Indemnities

(a)

Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent (unless the Facility Agent has been reimbursed by an Obligor under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

(c)	That Party will be regarded as having received the amount so deducted.

24.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

24.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Obligors’ Agent.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Obligors’ Agent, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 (thirty) days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Obligors’ Agent prior to the appointment.

(e)

The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment.

On giving the notification the successor Facility Agent will succeed to the position of the Facility Agent and the term “Facility Agent” will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost:

(i)

make available to the successor Facility Agent those documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents; and

(ii)

enter into and deliver to the successor Facility Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent.

(g)

Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

24.14	Relationship with Lenders

(a)

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than 5 (five) Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)

The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

24.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

25.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

25.3	Calculations

(a)	Any interest, commission or fee accruing under this Agreement accrues from day to day and the amount of any such interest or fee is calculated:

(i)

on the basis of the actual number of days elapsed and a year of 360 (three hundred sixty) days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

26.	FEES

26.1	Agency fees

The Company must pay to the Facility Agent for its own account an agency fee in the amount and manner agreed in the Fee Letter between the Facility Agent and the Company.

26.2	Commitment fee

(a)

The Company must pay to the Facility Agent for each Lender a commitment fee computed at the applicable rate as determined in accordance with the table below of the applicable Margin on the undrawn, uncancelled amount of each Lender’s Commitment.

Month	Commitment fee

First month after Countersignature Date

Second month after Countersignature Date

Third month after Countersignature Date

Fourth month after Countersignature Date

Fifth month after Countersignature Date

Sixth month after Countersignature Date

Seventh month after Countersignature Date and thereafter

(b)

Accrued commitment fee is payable quarterly in arrears during the Availability Period and on the last day of the Availability Period, and on the cancelled amount under the Facility on the day when the full cancellation of the Facility becomes effective.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

26.3	Upfront Fees

The Company pays to each Original Lender upfront fees in the amount and at the times agreed in a Fee Letter.

27.	INDEMNITIES

27.1	Currency indemnity

(a)

The Company must, as an independent obligation, indemnify each Finance Party (and each of its Affiliates) against any loss or liability which that Finance Party (or any of its Affiliates) incurs as a consequence of:

(i)	that Finance Party (or its Affiliate) receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

(iii)	in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)

Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2	Other indemnities

(a)	The Company must indemnify each Finance Party (and each of its Affiliates) against any loss or liability which that Finance Party (or any of its Affiliates) incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)

any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party or, as the case may be, its Affiliate) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

(b)	The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(c)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

28.	EXPENSES

28.1	Initial costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees, as separately agreed) reasonably incurred by it in connection with the negotiation, preparation, printing, execution, syndication and perfection of the Finance Documents.

28.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) entered into after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by a Finance Document.

28.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

29.	AMENDMENTS AND WAIVERS

29.1	Procedure

(a)

Except as provided in this Clause and subject to Clause 29.3 (Changes to reference rates), any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)

Any Finance Party which is for legal reasons excluded from exempting the Facility Agent from the restrictions provided for in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) must (regardless of whether it has notified the Facility Agent accordingly in accordance with Clause 24.1 (Appointment and duties of the Facility Agent) or not) upon request of the Facility Agent promptly take all action required to give effect to any amendment or waiver allowed under this Clause (regardless of whether it has consented to such amendment or waiver or not).

(c)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(d)

Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this Clause 29.1, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

29.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment or change in currency of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)

Clause 2.3 (Finance Party’s rights and obligations), Clause 9.1 (Mandatory prepayment—illegality), Paragraph (a) of Clause 10.1 (Mandatory prepayment – change of control), Clause 10.7 (Automatic Termination), Clause 18 (Guarantee and indemnity), Clause 19.17 (Sanctions), Clause 22.14 (Sanctions), this Clause 29, Clause 39 (Governing Law) or Clause 40 (Enforcement),

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Finance Party that is a party to that Fee Letter and the Company.

29.3	Changes to reference rates

(a)

Subject to Paragraph (b) of Clause 31.2 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)
(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 10 Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

“Published Rate” means:

(a)	the Alternative Term Rate for any Quoted Tenor; or

(b)	the Primary Term Rate for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Company materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)

in the case of the Primary Term Rate for any Quoted Tenor for euro, the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor);

(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(ii)

that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” (if any) in the Reference Rate Terms relating to that Published Rate; or

(c)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

29.4	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 20 Business Days of that request being made; or

(b)

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clause 31.2 (Exceptions)) within 20 Business Days of that request being made,

(unless, in either case, the Company and the Facility Agent agree to a longer time period in relation to any request):

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

29.5	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Mandatory prepayment - illegality) or to pay additional amounts pursuant to Clause 15 (Increased Costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax Indemnity) to any Lender, then the Company may, on 10 Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 30 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 30 (Changes to the Parties) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 29.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 29.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

(d)

In the event that the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents which requires the approval of all the Lenders and Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment or request shall be deemed a “Non-Consenting Lender”.

29.6	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

29.7	Waivers and remedies cumulative

(a)	The rights of each Finance Party under the Finance Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

30.	CHANGES TO THE PARTIES

30.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

30.2	Assignments and transfers by Lenders; participations and sub-participations

(a)	A Lender (the “Existing Lender”) may, subject to the provisions of this Clause 30.2, at any time:

(i)	assign any of its rights; or

(ii)	transfer any of its rights and obligations (Vertragsübernahme),

to another bank, financial institution, trust, fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)

An assignment of rights or a transfer of rights and obligations by any Existing Lender under this Agreement shall not be made without the consent of the Company. The consent of the Company to an assignment of rights or transfer of rights and obligations by any Existing Lender under this Agreement must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent to an assignment of rights or transfer of rights and obligations by any Existing Lender under this Agreement 5 (five) Business Days after the Company has received an according request from an Existing Lender, unless the consent is expressly refused by the Company within that time. The consent of the Company is not required if the New Lender is another Lender or an Affiliate of a Lender, or if an Event of Default is outstanding, or if the transfer is an assignment of interest and repayment claims only.

(c)	No Lender may transfer any of its Commitment in whole or in part unless it rateably transfers its rights resulting from its participation in any related existing Loans and vice versa.

(d)

No assignment of rights or transfer of rights and obligations shall be made to (1) a Loan to Own/Distressed Investor or a hedge fund unless an Event of Default pursuant to Clause 23.2 (Non-payment), paragraph (a) of Clause 23.3 (Breach of other obligations), Clause 23.5 (Cross-default), Clause 23.9 (Insolvency) or Clause 23.10 (Creditors’ process) has occurred and is outstanding or (2) an Industrial Competitor.

(e)	Any transfer of rights and obligations shall be effective only if the procedures set out in Clause 30.3 (Procedures for transfers of rights and obligations (Vertragsübernahme)) are complied with.

(f)

Unless the Facility Agent otherwise agrees, the New Lender to whom rights and obligations are to be transferred must pay to the Facility Agent for its own account, on or before the Transfer Date (as defined in Clause 30.3 (Procedures for transfers of rights and obligations (Vertragsübernahme))), a fee of Euro 3,000 (three thousand).

(g)

Notwithstanding the provisions of this Clause 30, a Lender may enter into any participation or sub-participation in relation to, or any other transaction under which payments are made by reference to, this Agreement, including any credit insurance arrangement, provided that no person other than a Lender or an Affiliate of a Lender may, without the consent of the Company (unless an Event of Default is outstanding), obtain direct rights or claims against the Company or be permitted to exercise, directly or indirectly, any voting rights of that Lender under this Agreement, as a result of that participation, sub-participation or other transaction.

30.3	Procedures for transfers of rights and obligations (Vertragsübernahme)

(a)	In this paragraph “Transfer Date” means, for a Transfer Agreement, the later of:

(i)	the proposed Transfer Date specified in that Transfer Agreement; and

(ii)	the date on which the Facility Agent executes that Transfer Agreement.

(b)	A transfer of rights and obligations is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Agreement; and

(ii)	the Facility Agent executes it.

(c)

The Facility Agent shall, subject to paragraph (d) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(d)

The Facility Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied that it has complied with all necessary know your customer requirements or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(e)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the transfer in the Transfer Agreement in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and will cease to have those rights; and

(iii)	the New Lender shall become a Party as a “Lender”.

(f)	The Facility Agent shall notify the Obligors’ Agent without undue delay of any transfer having been effected pursuant to this Clause.

30.4	Procedure for assignment of rights

An assignment of rights will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been an Original Lender.

30.5	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of an Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by an Obligor of its obligations under any Finance Document or any other document,

(D)	and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

30.6	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then as a result of Clause 16 (Mitigation), the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

30.7	Security over Lenders’ rights

(a)

In addition to the other rights provided to Lenders under this Clause 30, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign, charge, pledge or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)

any assignment, charge, pledge or other Security Interest to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where a Security Interest over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)

any assignment, charge, pledge or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such assignment, charge, pledge or other Security Interest shall:

(iii)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or other Security Interest for the Lender as a party to any of the Finance Documents; or

(iv)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in this Clause 30, and the provisions set out in Clause 31 (Disclosure of information; confidentiality) shall not apply to the creation of a Security Interest pursuant to paragraph (a)(i) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement (Verwertung) of Security Interest created pursuant to paragraph (a)(i) above.

(d)

Any Lender may disclose such confidential information as that Lender is required to disclose to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates a Security Interest pursuant to paragraph (a)(i) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such confidential information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security Interest.

30.8	Disenfranchisement of Defaulting Lenders

(a)

For so long as a Defaulting Lender has any Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its undrawn Commitments.

(b)	For the purposes of this Clause 30.8, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) and (c) of the definition of “Defaulting Lender” has occurred,

(iii)

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

30.9	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 (ten) Business Days’ prior written notice to the Facility Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 30.3 (Procedures for transfers of rights and obligations (Vertragsübernahme)) all (and not part only) of its rights and obligations under this Agreement; and

(ii)

require such Lender to (and such Lender shall) transfer pursuant to Clause 30.3 (Procedures for transfers of rights and obligations (Vertragsübernahme)) all (and not part only) of its rights and obligations in respect of the Facility,

(iii)

to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Company, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all rights and obligations of the transferring Lender for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 30.9 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 15 (fifteen) Business Days after the notice referred to in paragraph (a) above;

(iv)

the Defaulting Lender shall only be obliged to transfer its rights and obligations once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer; and

(v)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

30.10	Additional Guarantors

(a)	If the Company:

(i)	requests that one of its Subsidiaries becomes an Additional Guarantor; or

(ii)	is required to make one of its Subsidiaries an Additional Guarantor,

it must give not less than 10 (ten) Business Days prior notice to the Facility Agent (and the Facility Agent must promptly notify the Lenders).

(b)

If the accession of an Additional Guarantor requires any Finance Party to carry out customer due diligence requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements.

(c)

If one of the Subsidiaries of the Company is to become an Additional Guarantor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

(d)	The prior consent of all the Lenders is required for the accession of any Additional Guarantor other than pursuant to Clause 22.16 (Additional Guarantors).

(e)

The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (c) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

30.11	Resignation of a Guarantor (other than the Company)

(a)	The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	all the Lenders have consented to the Resignation Request;

(ii)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)	no amount owed by that Obligor under this Agreement is still outstanding.

(c)	The Obligor will cease to be a Guarantor when the Facility Agent gives the notification referred to in paragraph (b) above.

31.	DISCLOSURE OF INFORMATION; CONFIDENTIALITY

31.1

Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. In particular, no Finance Party may disclose the existence of the Facility and/or the role of any Obligor under this Agreement and/or any Finance Party under this Agreement, or make use of the transaction contemplated in this Agreement, the Company’s name and/or the Company’s corporate logo in any press release, league table, public announcement or for any other marketing purpose. However, a Finance Party is entitled to disclose information:

(a)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(b)	in connection with any legal or arbitration proceedings;

(c)	if required to do so under any law or regulation;

(d)	to a governmental, banking, taxation or other regulatory authority, or to an assignee or pledgee pursuant to paragraph 32.7 (Assignment or Pledge to Central Banks);

(e)	to its professional advisers, insurance and reinsurance brokers, insurers and reinsurers;

(f)	to any rating agency;

(g)	to the extent allowed under paragraph 33.2 below, to another Obligor or any other member of the Group;

(h)	with the agreement of the Company; or

(i)	to their affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives.

31.2

A Finance Party may disclose to an Affiliate or any person (a “third party”) with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or any Obligor, including any credit insurance arrangement:

(a)	a copy of any Finance Document; and

(b)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a third party (other than a third party referred to in paragraph 32.7 (Security over Lenders’ rights)) may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the same terms as if it were a Finance Party.

31.3	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

31.4

Nothing in this Clause 31 shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person in accordance with applicable laws, rules, regulations, or regulatory guidance.

32.	CONFIDENTIALITY OF FUNDING RATES

32.1	Confidentiality and disclosure

(a)	The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (a), (b) and (c) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate to the Company pursuant to Clause 11.4 (Notification of rates of interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

(c)	The Facility Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

(d)

Nothing in this Clause 32 shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person in accordance with applicable laws, rules, regulations, or regulatory guidance.

32.2	Related obligations

(a)

The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 32.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 32.

32.3	No Event of Default

No Event of Default will occur under Clause 23.3 (Breach of other obligations) by reason only of an Obligor’s failure to comply with this Clause 32.

33.	SET-OFF

A Finance Party may set off any claim which is due and payable and which it holds against an Obligor under the Finance Documents, against any claim of that Obligor against the Finance Party which can be fulfilled (erfüllbar), regardless of the place of payment, booking branch or currency of either obligation. If the claims are in different currencies, the Finance Party may convert either claim at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	PRO RATA SHARING

34.1	Redistribution

(a)

If a Finance Party (the recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:

(i)	the recovering Finance Party must, within 3 (three) Business Days, supply details of the recovery to the Facility Agent;

(ii)

the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent in accordance with this Agreement without taking account of any Tax which would be imposed on the Facility Agent in relation to a recovery or distribution; and

(iii)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the “redistribution”).

34.2	Effect of redistribution

(a)

The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)

When the Facility Agent makes a distribution under paragraph (a) above, each Finance Party which has shared in that redistribution will assign to the recovering Lender that part of its own corresponding claim against the relevant Obligor which equals its share in that redistribution and subsequently to such assignments being effected, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, payable as and of the type originally discharged.

(c)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the assignments in paragraph (b) above will be reversed to the extent of the reimbursement.

34.3	Exceptions

(a)	Notwithstanding any other term of this Clause 34, a recovering Finance Party need not pay a redistribution to the extent that:

(b)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(c)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)

the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

35.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	NOTICES

37.1	In writing

(a)	Any communication, declaration or notice in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person or by post; or

(ii)	to the extent agreed by the Parties making and receiving communication, by (unencrypted) e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)

Unless it is agreed to the contrary, no Request, Compliance Certificate, Accession Agreement or Resignation Request, and no consent or agreement required under a Finance Document may be given or, as the case may be, applied for, by e-mail or other electronic communication.

37.2	Contact details

(a)

Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Klaus-Bungert -Straße 8/8A

40468 Düsseldorf

Phone	number: +49 (0)173 9689 474

E-mail:	g.lange@intersnackgroup.com

Attention:	Gunnar Lange

(c)	The contact details of the Facility Agent for this purpose are:

Address:	Mainzer Landstr. 151

60327 Frankfurt am Main

E-mail:	thomas.raschke@commerzbank.com
mattheo.schaffner@commerzbank.com

Attention:	Thomas P. Raschke / Mattheo Schaffner

(d)	Any Party may change its contact details by giving 5 (five) Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

37.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted in a correctly addressed envelope, upon receipt (Zugang) by the recipient, subject to paragraph (b) below; and

(iii)	if by e-mail or any other electronic communication, upon receipt (Zugang) in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

37.4	Obligors

(a)	All communications under the Finance Documents from an Obligor to a Finance Party must be sent through the Obligors’ Agent to the Facility Agent.

(b)	All communications under the Finance Documents to an Obligor must be sent through the Facility Agent to the Obligors’ Agent.

(c)	Any communication given to the Obligors’ Agent in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(d)	Each Finance Party may assume that any communication made by the Obligors’ Agent is made with the consent of each other Obligor.

37.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, subject to the provision of paragraph (b) of Clause 37.4 above, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly, subject always to the provision of paragraph (b) of Clause 37.4 above. This provision shall not operate after a replacement Facility Agent has been appointed.

37.6	Use of websites

(a)	Except as provided below, the Obligors’ Agent may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Obligors’ Agent and the Facility Agent designate an electronic website for this purpose;

(iii)	the Obligors’ Agent notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Obligors’ Agent and the Facility Agent.

(b)	The Facility Agent must supply each relevant Lender with the address of and password for the website.

(c)	Notwithstanding the above, the Obligors’ Agent must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 (ten) Business Days of request any other Lender, if that Lender so requests.

(d)	The Obligors’ Agent must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (i) or (ii) above occur, the Obligors’ Agent must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

38.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English or in German; or

(ii)	if not in English or German accompanied by a certified English or German translation. In this case, the English translation prevails unless the document is a statutory or other official document.

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, German law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The courts of Düsseldorf have exclusive jurisdiction to settle any dispute including a dispute relating to any non-contractual obligation arising out of or in connection with any Finance Document.

(b)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take in relation to any Obligor

(i)

proceedings in any other court with competent jurisdiction in a member state of the European Union or a contracting state to the convention on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, signed on 30 October 2007, the conclusion of which was approved on behalf of the European Community by Council Decision 2009/430/EC of 27 November 2008 (the “Lugano II Convention”); and

(ii)	concurrent proceedings in any number of jurisdictions in the European Union or in a contracting state to the Lugano II Convention with jurisdiction.

(c)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

40.2	Service of process

(a)

Each Obligor not incorporated in Germany irrevocably appoints the Company as its agent under the Finance Documents for service of process in any proceedings before the German courts in connection with any Finance Document.

(b)

If the Company is unable for any reason to act as process agent, the Company (on behalf of all the Obligors) must immediately (and in any event within 5 (five) days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

41.	BORROWING FOR OWN BENEFIT

The Company confirms that in entering into this Agreement it is acting for its own account (and not at the instigation of a different beneficial owner within the meaning of section 3 para. (4) of the German Money Laundering Act (Geldwäschegesetz (GwG))) and that it will be the sole economic beneficiary of the relevant funds hereunder.

42.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

(a)

The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

(b)

If the Parties to this Agreement choose to conclude this Agreement pursuant to paragraph (a) above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance Partnerschaft mit beschränkter Berufshaftung von Rechtsanwälten, Steuerberatern und Solicitors, attention to Dr. Simon Reitz (simon.reitz@cliffordchance.com)and Asia Racines Carugo (Asia.RacinesCarugo@CliffordChance.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

(c)

For the purposes of this Clause 42 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1

LENDERS

Name of Lender	Commitment (in EUR)
COMMERZBANK Aktiengesellschaft	250,000,000
Landesbank Baden-Württemberg	250,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Corporate Documentation

1.	For the Company:

(a)	a copy of its articles of association (Gesellschaftervertrag/Satzung) and of the general partner of the Company;

(b)	a copy from the commercial register not older than 14 days at the date of first drawdown and also of the general partner of the Company;

(c)

copy of a resolution by its partners and/or, if applicable, any other relevant corporate body, approving the terms of, and the transactions contemplated by, and resolving the execution of those Finance Documents to which the Company is a party; and

(d)	a specimen of the signature of each person authorised in relation to the Finance Documents and related documents.

Legal Opinions

2.

A legal opinion of Clifford Chance Partnerschaft mit beschränkter Berufshaftung, legal advisers in Germany to the Lenders and the Facility Agent, addressed to the Finance Parties in relation to enforceability of this Agreement.

3.

A legal opinion of McDermott Will & Emery LLP, legal advisers in Germany to the Company, addressed to the Finance Parties in relation to legal capacity, power and due corporate authorisation of the Company.

Other documents and Evidence

4.	Copies of each Finance Document (including the Fee Letters) duly executed by the Company on or prior to the Closing Date (as defined in the Merger Agreement).

5.	Evidence that all fees and expenses then due and payable by the Company under the Finance Documents have been or will be paid by the First Utilisation Date.

Acquisition related documents and evidence

6.	Merger Agreement and related acquisition documents (on FYI-basis only).

7.	A written certificate from the Company, duly signed by two managing directors confirming:

(a)

that the conditions (other than payment of the purchase price and any other condition to completion under the Merger Agreement that is to be or can only be satisfied on the Closing Date (as defined in the Merger Agreement)) to the Acquisition have been (or will on the Closing Date (as defined in the Merger Agreement) have been) fully satisfied or waived (to the extent such waiver is not materially adverse to the interests of the Lenders (taken as a whole)) and that the Acquisition will be completed in accordance with the Merger Agreement, but in any event no later than 5 (five) Business Days after the First Utilisation date; and

(b)

that, to the best of their knowledge, since the date of the Lenders’ signatures to the Commitment Letter, no Company Material Adverse Effect (as defined in the Merger Agreement on the date of the Commitment Letter) has arisen or occurred that is continuing.

PART 2

TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

Corporate Documentation

1.	For each Additional Guarantor incorporated in Germany:

(A)	a copy of its articles of association (Gesellschaftervertrag/Satzung) and, if applicable, of the general partner of that Additional Guarantor;

(B)	a copy from the commercial register not older than 14 days and, if applicable, also of the general partner of that Additional Guarantor;

(C)	copy of a resolution by its shareholders and/or, if applicable, any other relevant corporate body approving the terms of,

(1)	approving the terms, and the transactions contemplated by, and resolving the execution of those Finance Documents to which such Additional Guarantor is a party; and

(2)	in the case of an Additional Guarantor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents;

(D)	a specimen of the signature of each person authorised to execute any of the Finance Documents and related documents;

(E)	a copy of a resolution by its shareholders and/or any other relevant corporate body approving the terms of, and the transactions contemplated by, the Finance Documents; and

(F)	where applicable, a list of its shareholders.

2.	For each Additional Guarantor not incorporated in Germany:

(a)	A copy of the constitutional documents of the Additional Guarantor.

(b)

If appropriate under applicable law, a certificate of the Additional Borrower (signed by a director) confirming that borrowing or guaranteeing limits, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(c)	The latest unaudited and, if available, the latest audited financial statements of the Additional Guarantor.

(d)

If applicable, copy of a resolution by the shareholders and/or any other relevant corporate body of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement and the other Finance Documents to which it is to be a party.

(e)

A specimen of the signature of each person authorised on behalf of the Additional Guarantor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(f)

A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document specified this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

3.	If available, a copy of the latest audited accounts of the Additional Guarantor.

Legal Opinions

4.	A legal opinion of the legal advisers to the Facility Agent in the jurisdiction in which the Additional Guarantor is incorporated, addressed to the Finance Parties.

5.

A legal opinion of the legal advisers to the Company in the jurisdiction in which the Additional Guarantor is incorporated, addressed to the Finance Parties in relation to legal capacity, power and due corporate authorisation of the relevant Additional Guarantor(s).

Other documents and Evidence

6.	An Accession Agreement, duly entered into by the Company and the Additional Guarantor.

7.	Evidence that all expenses due and payable from the Obligors under this Agreement in respect of the Accession Agreement have been paid.

8.	Documents regarding client identification procedures and money laundering rules.

9.

A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	COMMERZBANK Aktiengesellschaft as Facility Agent

From:	[•]

Date:	[•]

Intersnack Group GmbH & Co KG - Term Facility Agreement dated [•] (the “Term Facility Agreement”)

1.	We refer to the Term Facility Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(A)	Utilisation Date: [•]

(B)	Amount/currency: [•]

(C)	Interest Period: [•]

3.	Our payment instructions are: [•].

4.	We confirm that, subject to Clauses 5 (Certain Funds) and 23.15 (Clean-Up) of the Term Facility Agreement:

(A)	each condition precedent under the Term Facility Agreement which must be satisfied on the date of this Request is so satisfied;

(B)	the Repeating Representations are true and correct in all material respects at the date hereof; and

(C)	no Default is outstanding or would result from the Loan.

5.	This Request is irrevocable.

6.	This Request is governed by, and construed in accordance with, German law.

Intersnack Group GmbH & Co. KG

By:

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (1) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF THE SHARE OF A LENDER IN ANY UTILISATION REQUESTED BY A DUTCH BORROWER IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (2) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”, IF THE LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

SCHEDULE 4

SELECTION NOTICE

To:	COMMERZBANK Aktiengesellschaft as Facility Agent

From:	[Borrower]

Dated:

Dear Sirs,

Intersnack Group GmbH & Co KG - Term Facility Agreement dated [•] (the “Term Facility Agreement”)

1.	We refer to the Term Facility Agreement. This is a Selection Notice.

2.	Terms defined in the Term Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

3.	We refer to the following Loan[s] with an Interest Period ending on [ ].

4.	We request that the next Interest Period for the above Loan[s] is [ ].

5.	This Selection Notice is irrevocable.

Intersnack Group GmbH & Co. KG

By:

SCHEDULE 5

FORM OF TRANSFER AGREEMENT

To:	COMMERZBANK Aktiengesellschaft as Facility Agent

From:	[Existing Lender] (the “Existing Lender”) and [New Lender] (the “New Lender”)

Date:	[insert date]

Intersnack Group GmbH & Co KG - Term Facility Agreement dated [•] (the “Term Facility Agreement”)

We refer to the Term Facility Agreement. This is a Transfer Agreement. Terms defined in the Term Facility Agreement have the same meaning in this Transfer Agreement unless given a different meaning herein.

1.

The Existing Lender transfers (Vertragsübernahme) to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Credit Facility Agreement.

2.	The proposed Transfer Date is [insert transfer date].

3.	The administrative details of the New Lender for the purposes of the Credit Facility Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Agreement contained in the Credit Facility Agreement.

5.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(A)	[a Qualifying Lender (other than a Treaty Lender);]

(B)	[a Treaty Lender;]

(C)	[not a Qualifying Lender][1].

6.	This Transfer Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

7.	This Transfer Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, German law.

[1]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

THE SCHEDULE

Rights and Obligations to be transferred

[insert relevant details, including applicable Commitment (or part)]

Administrative Details of the New Lender

[insert details of Facility Office, address for notices and payment details etc]

[Existing Lender]	[New Lender]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

COMMERZBANK Aktiengesellschaft

as Facility Agent

By:

PLEASE SEEK DUTCH LEGAL ADVICE (1) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE [TRANSFERRED]/[ASSIGNED] WHICH IS LESS THAN EUR 100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (2) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	COMMERZBANK Aktiengesellschaft as Facility Agent

From:	Intersnack Group GmbH & Co. KG

Date:	[insert date]

Intersnack Group GmbH & Co KG - Term Facility Agreement dated [•] (the “Term Facility Agreement”)

We refer to the Term Facility Agreement. This is a Compliance Certificate. Terms defined in the Term Facility Agreement have the same meaning in this Compliance Certificate unless given a different meaning herein.

1.	We confirm that as at [relevant Test Date]:

Adjusted Consolidated EBITDA was [ ] and Consolidated Total Net [Financial] Debt was [ ]; therefore, Consolidated Total Net [Financial] Debt is [ ] x Adjusted Consolidated EBITDA; and

2.	We set out below calculations establishing the figures in paragraph 1 above:

(A) [•].

3.	[We confirm that as at [relevant Test Date] [no Default is outstanding]/[the following Default[s] [is/are] outstanding and the following steps are being taken to remedy [it/them]:

(A) [•].

4.	We confirm that as at [relevant Test Date] the Repeating Representations are true and correct in all material respects.

Intersnack Group GmbH & Co. KG

By:

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:	COMMERZBANK Aktiengesellschaft as Facility Agent

From:	Intersnack Group GmbH & Co. KG and [Proposed Guarantor]

Date:	[insert date]

Intersnack Group GmbH & Co KG - Term Facility Agreement dated [•] (the “Term Facility Agreement”)

1.

We refer to the Term Facility Agreement. This is an Accession Agreement. Terms defined in the Term Facility Agreement have the same meaning in this Accession Agreement unless given a different meaning herein.

2.	[Name of company] of [address/registered office] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor.

3.	We confirm that the Repeating Representations are true and correct in all material respects at the date hereof.

4.	This Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, German law.

[Additional Guarantor]

By:

[Obligors’ Agent]

By:

SCHEDULE 8

FORM OF RESIGNATION REQUEST

To:	COMMERZBANK Aktiengesellschaft as Facility Agent

From:	Intersnack Group GmbH & Co. KG and [relevant Obligor]

Date:	[insert date]

Intersnack Group GmbH & Co KG - Term Facility Agreement dated [•] (the “Term Facility Agreement”)

We refer to the Term Facility Agreement. This is a Resignation Request.

1.	We request that [resigning Obligor] be released from its obligations as a Guarantor under the Term Facility Agreement.

2.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

3.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Guarantor] under the Term Facility Agreement is outstanding.

4.	This Resignation Request and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, German law.

[Obligors’ Agent]	[Resigning Guarantor]

By:	By:

The Facility Agent confirms that this resignation takes effect on [ ].

COMMERZBANK Aktiengesellschaft

By:

SCHEDULE 9

EXISTING FINANCIAL INDEBTEDNESS

No.	Country	Operating Company	Bank Credit Institution	Balance as of 30 June 2026 (k€)

SCHEDULE 10

Existing Security Interests

No.	Country	Operating Company	Bank Credit Institution	Balance as of the Signing Date (T€)
n/a	n/a	n/a	n/a	n/a

SCHEDULE 11

REFERENCE RATE TERMS

PART 1

DOLLARS – TERM RATE LOANS

Currency and Category of Loan/Unpaid Sum/Accrual: Dollars – Term Rate Loans

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	Any day other than:

(A) a Saturday or a Sunday; and

(B)  a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Alternative Term Rate:	None specified.

Alternative Term Rate Adjustment:	None specified.

Break Costs:	The amount (if any) by which:

(A)  the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 14.4 (Non-Business Days)):	(A) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(1)   subject to paragraph (3) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(2) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(3) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(B)  If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(A) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(B) if that target is not a single figure, the arithmetic mean of:

(1) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(2) the lower bound of that target range.

Central Bank Rate Adjustment:	None specified.

Margin:	The applicable Margin as set out in the table under “Part 2 (Euro Term Rate Loans – Margin)” increased by bps.

Market Disruption Rate:	The Term Reference Rate.

Primary Term Rate:	The Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Quotation Day:

(A)  Subject to paragraph (B) below, two additional Business Days before the first day of the relevant Interest Period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Facility Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

(B) If the Term Reference Rate is, or is based on, the Central Bank Rate, two additional Business Days before the first day of the relevant Interest Period.

Quotation Time:	Quotation Day 12:00 a.m. (Brussels time).

Reporting Day:	The Quotation Day.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 15.3 (Market disruption):	Close of business in Düsseldorf on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 13.3 (Cost of funds):	Close of business on the date falling 2 Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling 2 Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

PART 2

EURO – TERM RATE LOANS

Currency and Category of Loan/Unpaid Sum/Accrual: Euro - Term Rate Loans

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	A TARGET Day.

Alternative Term Rate: Alternative Term Rate Adjustment: Break Costs:

None specified.

None specified.

The amount (if any) by which:

(A)  the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 14.4 (Non-Business Days)):

(A)  If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(1)   subject to paragraph (3) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(2)   if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(3)   if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(B)  If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Margin: The Initial Margin as adjusted from time in accordance with the provisions of this definition.

Column 1 Ratio of Consolidated Total Net Financial Debt to Adjusted Consolidated EBITDA	Column 2 Margin (bps per annum)

Less than or equal to 1.50: 1.00

Greater than 1.50: 1.00 and less than or equal to 2.00:
1.00

Greater than 2.00: 1.00 and less than or equal to 2.50:
1.00

Greater than 2.50: 1.00 and less than or equal to 3.00:
1.00

Greater than 3.00: 1.00 and less than or equal to 3.50:
1.00

Greater than 3.50

The Facility Agent will, within one Business Day after receipt of the latest Compliance Certificate, calculate and adjust the Margin by reference to the relevant latest Compliance Certificate.

Any adjustment of the Margin will take effect one Business Day after the Facility Agent has effected such calculation with the first adjustment being effected on the Business Day after receipt of the first Compliance Certificate after the Closing Date (as defined in the Merger Agreement).

If, following receipt by the Facility Agent of the Compliance Certificate related to the audited consolidated financial statements of the Company, that Compliance Certificate does not confirm the basis for either an increased or a reduced Margin, then paragraph (b) of Clause 11.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Consolidated Total Net Financial Debt to Adjusted Consolidated EBITDA calculated using the figures in that Compliance Certificate.

For so long as an Event of Default is outstanding, the Margin will be the highest applicable rate, being per annum, plus 1 per centage point per annum. The rights of the Finance Parties under this Agreement in case of an Event of Default shall remain unaffected from this increase of the Margin.

Market Disruption Rate:	The Term Reference Rate.

Primary Term Rate:	The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen.

Quotation Day:	Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time: Relevant Market: Reporting Day:	Quotation Day 11:00 a.m. (Brussels time). The European interbank market. The Quotation Day.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 13.2 (Market disruption):	Close of business in Düsseldorf on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 13.3 (Cost of funds):	Close of business on the date falling 2 Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling 2 Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

SIGNATURE PAGES

The Company

INTERSNACK GROUP GMBH & CO. KG

represented by its general partner

INTERSNACK GROUP HOLDING GMBH

By:	/s/ Henrik Bauwens	By:	/s/ Ulrich Ackermann
Name:	Dr. Henrik Bauwens	Name:	Dr. Ulrich Ackermann
Title:	Managing Director	Title:	Group Finance Director

[Signature Pages – Intersnack Term Facility Agreement]

The Original Lenders

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ Johannes Lorenz	By:	/s/ Peter Christen
Name:	Johannes Lorenz	Name:	Peter Christen
Title:	Director	Title:	Director

[Signature Pages – Intersnack Term Facility Agreement]

LANDESBANK BADEN-WÜRTTEMBERG

By:	/s/ Daniel Häßner	By:	/s/ Blasius Mrowiec
Name:	Daniel Häßner	Name:	Blasius Mrowiec
Title:	Director	Title:	Director

[Signature Pages –
Intersnack Term Facility Agreement]

The Arrangers

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ Christian Müller	By:	/s/ Alessandro S. Werneck
Name:	Christian Müller	Name:	Alessandro S. Werneck
Title:	MD	Title:	AVP

[Signature Pages –
Intersnack Term Facility Agreement]

LANDESBANK BADEN-WÜRTTEMBERG

By:	/s/ Daniel Häßner	By:	/s/ Blasius Mrowiec
Name:	Daniel Häßner	Name:	Blasius Mrowiec
Title:	Director	Title:	Director

[Signature Pages –
Intersnack Term Facility Agreement]

The Facility Agent

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ Patrick Koser	By:	/s/ Thomas P. Raschke
Name:	Patrick Koser	Name:	Thomas P. Raschke
Title:	VP	Title:	VP

[Signature Pages –
Intersnack Term Facility Agreement]